Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

between

XenoTherapeutics, Inc.

– and –

Xeno Acquisition CORP.

– and –

ESSA PHARMA INC.

– and –

solely for purposes of Section 10.16,

XOMA Royalty Corporation

July 13, 2025

TABLE OF CONTENTS

Page

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Construction and Interpretation	17
1.3	Knowledge	18
1.4	Currency	18
1.5	Accounting Principles	19
1.6	Disclosure in Writing	19
1.7	Schedules	19

Article 2 THE ARRANGEMENT AND THE DISTRIBUTION		20

2.1	Contemplated Transactions	20
2.2	Interim Order	20
2.3	Distribution	21
2.4	Meeting	21
2.5	Circular	23
2.6	Final Order	25
2.7	Court Proceedings	26
2.8	Arrangement and Effective Time	27
2.9	Determination of Cash Amount	27
2.10	Payment of Consideration	29
2.11	Treatment of Incentive Securities and Warrants.	29
2.12	Withholding	29
2.13	Contingent Value Right	30
2.14	Change of Control and Other Payments	30

Article 3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER and PARENT		30

Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30

Article 5 CONDUCT OF BUSINESS		31

5.1	Conduct of Business by the Company	31
5.2	Directors’ Obligations	37

Article 6 COVENANTS OF THE COMPANY		37

6.1	Non-Solicitation	37
6.2	Responding to an Acquisition Proposal and Right to Match	40
6.3	Information Rights	43
6.4	Shareholder Claims	43
6.5	Information Agent	44
6.6	Depositary	44
6.7	Consents	44
6.8	Pre-Funded Warrants	44
6.9	Cooperation	44

Article 7 ADDITIONAL COVENANTS 44		45

7.1	Covenants of the Company Relating to the Arrangement	45
7.2	Covenants of the Purchaser Relating to the Arrangement	47
7.3	Notice Provisions	48
7.4	Additional Agreements, Filings and Government Engagement	48
7.5	Notice and Cure Provisions	49
7.6	Nasdaq Delisting	50
7.7	Transaction Litigation	50
7.8	Voluntary Dissolution	50
7.9	Tax Matters	51

Article 8 CONDITIONS		51

8.1	Mutual Conditions Precedent	51
8.2	Additional Conditions Precedent to the Obligations of the Purchaser	52
8.3	Additional Conditions Precedent to the Obligations of the Company	53
8.4	Satisfaction of Conditions	53

Article 9 TERMINATION, AMENDMENT AND WAIVER		53

9.1	Term	53
9.2	Termination	54
9.3	Termination Payment and Expenses	56
9.4	Effect of Termination Payment / Survival	58

Article 10 GENERAL PROVISIONS		58

10.1	Amendment	58
10.2	Waiver	58
10.3	Directors’ and Officers’ Insurance and Indemnification	58
10.4	Expenses	59
10.5	Public Statements	59
10.6	Notices	60
10.7	Severability	61

10.8	Obligation of Parent	61
10.9	No Third Party Beneficiaries	62
10.10	No Liability	62
10.11	Entire Agreement	62
10.12	Equitable Remedies	62
10.13	Assignment	63
10.14	Governing Law and Jurisdiction	63
10.15	Counterparts	63
10.16	Certain Assurances	64

Article 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Certain Rules of Interpretation	4

Article 2 THE ARRANGEMENT		5

2.1	Business Combination Agreement	5
2.2	Binding Effect	5
2.3	Arrangement	5

Article 3 RIGHTS OF DISSENT		7

3.1	Rights of Dissent	7
3.2	Recognition of Dissenting Shareholders	8

Article 4 CERTIFICATES AND PAYMENTS		8

4.1	Payment and Delivery of Consideration	8
4.2	Lost Certificates	10
4.3	Withholding Rights	10
4.4	No Liens	11
4.5	Calculations	11

Article 5 AMENDMENTS		11

5.1	Amendments to Plan of Arrangement	11

Article 6 PARAMOUNTCY		12

Article 7 FURTHER ASSURANCES		12

7.1	Further Assurances	12

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT (“Agreement”) made as of the 13th day of July, 2025

BETWEEN:

XenoTherapeutics, Inc., a company existing under the laws of Massachusetts,

(hereinafter called “Parent”)

- and –

Xeno Acquisition CORP., a company existing under the laws of Delaware,

(hereinafter called the “Purchaser”)

- and -

ESSA PHARMA INC., a company existing under the laws of the Province of British Columbia,

(hereinafter called “ESSA” or the “Company”)

- and -

solely for purposes of Section 10.16, XOMA ROYALTY CORPORATION, a company existing under the laws of Nevada,

(hereinafter called “XRC”)

WHEREAS the Purchaser wishes to acquire all of the issued and outstanding securities in the capital of the Company by way of a plan of arrangement under the provisions of the BCBCA, on the terms and subject to the conditions set forth in this Agreement;

AND WHEREAS the board of directors of the Company (the “Board of Directors” or “Board”), after consultation with its financial and legal advisors and receiving recommendations from a transaction committee of the Board of Directors (the “Transaction Committee”), has unanimously determined that the consideration provided hereunder is fair, from a financial point of view, to the Shareholders and that the Contemplated Transactions are in the best interests of the Company and the Shareholders;

AND WHEREAS on October 31, 2024, the Board of Directors approved the termination of clinical trials evaluating masofaniten and the withdrawal of the investigational new drug application, which commenced the discontinuance of the Company's business, and the Distribution, if any, is being made as part of the discontinuance and winding-up of the business of the Company (the "Discontinuance") pursuant to the terms hereof;

AND WHEREAS the Board of Directors has approved the entering into of this Agreement and the consummation of the transactions contemplated herein and unanimously determined to recommend approval of the Arrangement by the Shareholders on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as hereinafter defined) hereby covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement (including the Schedules and the recitals hereto), unless the context otherwise requires:

(a)	“Accounting Firm” has the meaning set out in Section 2.9(e);

(b)	“Acquisition Proposal” means, other than the Contemplated Transactions, any offer, proposal, inquiry or public announcement, whether written or oral, from any person or group of persons other than the Purchaser (or an affiliate of the Purchaser) relating to any:

(i)	direct or indirect sale, disposition, issuance or acquisition of shares or other equity interests (or securities convertible into or exercisable for such shares or interests) that, when taken together with any securities of the Company held by the proposed acquiror, and any person acting jointly or in concert with such acquiror and assuming the conversion of any convertible securities held by the proposed acquiror and any person acting jointly or in concert with such acquiror, would constitute beneficial ownership representing 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries or rights or interests therein or thereto;

(ii)	any direct or indirect sale, disposition, acquisition or purchase (or any lease, long-term supply agreement, joint venture or other arrangement having the same economic effect as a sale, disposition, acquisition or purchase) of assets of any member of the Company (including, without limitation, the shares of any subsidiary) representing 20% or more of the consolidated assets of the Company and its subsidiaries;

(iii)	an amalgamation, arrangement, share exchange, merger, business combination, consolidation, recapitalization or other similar transaction involving the Company or any of its subsidiaries;

(iv)	any take-over bid, tender offer, issuer bid, exchange offer, treasury issuance, re-capitalization, liquidation, dissolution, reorganization or winding up or other similar transaction involving the Company that, if consummated, would result in a person or group of persons acting jointly or in concert acquiring beneficial ownership of 20% or more of any class of equity or voting securities of the Company and assuming the conversion of any convertible securities held by the person or group of persons acting jointly or in concert;

(v)	any other transaction, the consummation of which would impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Contemplated Transactions;

(vi)	any other transaction or series of transactions involving the Company or any of its subsidiaries that would have a similar effect as the foregoing; or

(vii)	any public announcement of an intention to do any of the foregoing;

(c)	“Affected Person” has the meaning set out in Section 2.12

(d)	“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions;

(e)	“Agreement” means this business combination agreement (including the Schedules attached hereto) as it may be amended, modified or supplemented from time to time in accordance with its terms;

(f)	“Alternate Resolution” means the special resolution approving the dissolution of the Company if the Contemplated Transactions are not consummated by the Outside Date to be considered at the Meeting;

(g)	“AML Laws” has the meaning set out in paragraph 35(d) of Schedule E to this Agreement;

(h)	“Anti-Corruption Laws” has the meaning set out in paragraph 35(a) of Schedule E to this Agreement;

(i)	“Arrangement” means an arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

(j)	“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B;

(k)	“associate” has the meaning ascribed thereto in Section 1 of the Securities Act (British Columbia);

(l)	“Authorization” means, with respect to any person, any authorization, order, sanction, waiver, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule, regulation, or similar authorization of any Governmental Entity that is binding upon or applicable to such person or its business, assets or securities;

(m)	“BCBCA” means the Business Corporations Act (British Columbia);

(n)	“Board of Directors” has the meaning set out in the recitals;

(o)	“Board Recommendation” has the meaning specified in Section 2.5(d);

(p)	“Breaching Party” has the meaning set out in Section 7.5(c);

(q)	“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in the Province of British Columbia, and (ii) a day on which banks are generally closed in the Province of British Columbia or the City of San Francisco, California, United States;

(r)	“Canadian Securities Laws” means all securities laws of Canada (and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Canadian Securities Regulators) applicable to the Company;

(s)	“Canadian Securities Regulators” means, collectively, the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada;

(t)	“Cash Amount” means an amount per Common Share equal to (i) the Closing Net Cash as of the Cash Determination Time divided by (ii) the Company Outstanding Shares;

(u)	“Cash Determination Time” means the time immediately prior to the Effective Time;

(v)	“CEWS” shall mean the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related direct or indirect wage subsidy offered by a Canadian federal, provincial, or local Governmental Entity;

(w)	“CEWS Returns” shall mean any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of CEWS;

(x)	“Change of Recommendation” has the meaning set out in Section 9.2(a)(iii)(A);

(y)	“Circular” means the information circular and proxy statement to be prepared and sent to the Shareholders as is required pursuant to the Interim Order and Laws in connection with the Meeting.

(z)	“Closing Cash Calculation” means the Company’s good faith, estimated calculation of Closing Net Cash as of the Cash Determination Time determined in accordance with GAAP;

(aa)	“Closing Cash Schedule” has the meaning ascribed to it in Section 2.9(a);

(bb)	“Closing Net Cash” means an amount, without duplication, equal to (i) the Company’s cash, cash equivalents and short term investments (which shall include deposits in transit and be net of outstanding checks and drafts and further expressly exclude Restricted Cash) minus (ii) all Closing Transaction Expenses, minus (iii) all Current Liabilities, minus (iv) lease termination fees or liabilities for future lease payments (if applicable), minus (v) the Contingent Reserve, minus (vi) $4,000,000; minus (vii) any unpaid Taxes of the Company and its Subsidiaries for Tax periods (or portions thereof) ending immediately prior to the Effective Date, (viii) minus the aggregate amount payable to the holders of Options and Warrants under the Arrangement or otherwise, together with the employer portion of all Taxes thereon;

(cc)	“Closing Transaction Expenses” means the amount equal to the sum (without duplication) of: (i) any fees and expenses incurred by the Company in connection with (A) obtaining waivers, consents or approvals of any Governmental Entity or other third party on behalf of the Company in connection with the transactions contemplated by this Agreement and the CVR Agreement, and (B) the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, or the consideration of strategic alternatives, including any fees and expenses of investment bankers, legal counsel, accountants (including any auditor consent fees payable to the Company’s auditors in connection with the Contemplated Transactions, whether prior to or following the Effective Date), tax advisors, consultants and other advisors, in each case to the extent unpaid as of the Effective Date; (ii) all fees and expenses of, or incurred by or on behalf of, the Shareholders (including all such fees and expenses incurred by the Company on behalf of the Shareholders, inclusive of all applicable value added, goods and services and sales and use and any other Taxes thereon) (which is anticipated as of the date hereof that there will be none), (iii) 100% of the premium payable for the D&O Tail Policy, (iv) 100% of any the fees and expenses in connection with (A) the printing, mailing and distribution of the Circular and any amendments and supplements thereto, (B) the solicitation of proxies in respect of the meeting and structuring and completion of the transactions contemplated (including any fees with associated filings under the US Securities Act), except for those fees and expenses payable by the Purchaser pursuant to Section 6.5, and (C) applications for the Interim Order and Final Order, and (v) all change of control payments, stay bonuses, transaction bonuses, severance, termination and retention obligations, COBRA Costs and similar amounts payable (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby), for which the Company becomes liable in connection with the transactions contemplated by this Agreement or as a result of actions taken by or on behalf of the Company at or prior to the Effective Time (in each case, together with the employer portion of any payroll, employment, or similar Taxes in connection therewith); in each case to the extent not paid as at the Effective Time;

(dd)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(ee)	“COBRA Costs” means an amount in cash equal to the aggregate employer-side share of all premiums, administrative fees, excise taxes, penalties, assessments and any other costs that are reasonably anticipated to become due and payable, from and after the Effective Date through the latest date on which any Qualified Beneficiary (as such term is defined in Section 4980B of the Code and Sections 601–609 of ERISA) could elect or remain entitled to continuation coverage under any group health plan maintained by the Company or any person that would be treated as a single employer with the Company or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code with respect to any current or former employee (or any spouse, dependent or other qualified beneficiary thereof) whose qualifying event occurs on or prior to the Effective Date.

(ff)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(gg)	“Common Shares” means the common shares in the capital of the Company;

(hh)	“Company” has the meaning set out in the recitals;

(ii)	“Company Information” means any information as may reasonably be requested in connection with (i) the preparation of any financial statements, Tax Return or audit materials, and (ii) any legal proceeding by any Governmental Entity.

(jj)	“Company Outstanding Shares” means the total number of issued and outstanding Common Shares at the Effective Time;

(kk)	“Company Public Documents” means, collectively, all of the documents which have been filed by or on behalf of the Company on SEDAR+ and EDGAR since December 31, 2024;

(ll)	“Consideration” means the Cash Amount plus one CVR per Common Share or, as context dictates, such adjusted Cash Amount as the holders of Options and Warrants will receive in accordance with the Plan of Arrangement, payable as contemplated in the Plan of Arrangement;

(mm)	“Constating Documents” means notice of articles, articles of incorporation, amalgamation, arrangement or continuation, as applicable, articles, by-laws or other constating documents and all amendments thereto;

(nn)	“Contemplated Transactions” means (i) the Distribution, if any; (ii) the Arrangement and (iii) any other actions with respect to any other transactions contemplated by this Agreement;

(oo)	“Contingent Reserve” means $3,700,000;

(pp)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument, arrangement, understanding or other commitment, whether written or oral;

(qq)	“Convertible Securities” means, collectively, any agreement, option, warrant, right or other security or conversion privilege issued or granted by the Company that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire Common Shares, including pursuant to one or more multiple exercises, conversions and/or exchanges;

(rr)	“Current Liabilities” means the current liabilities of the Company and its Subsidiary determined in accordance with GAAP, provided, that, for purposes hereof, the current liabilities of the Company and its Subsidiary shall not include any amounts otherwise deducted from Closing Net Cash pursuant to Section 1.1(bb).

(ss)	“CVR” means a contingent value right, which shall represent the right to receive potential payments, in cash, subject to any applicable Tax withholding, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement;

(tt)	“CVR Agreement” means the contingent value rights agreement to be entered into by Parent, Purchaser and the Rights Agent in substantially the form attached as Schedule G hereto;

(uu)	“Data Room” means the material contained in the Firmex virtual data room established by the Company, the index of documents of which is appended to the Disclosure Letter;

(vv)	“Data Security and Privacy Requirements” means (i) all Laws relating to the privacy and security of Personal Information, or to the collection, use, or disclosure (“Processing”) of Personal Information, (ii) all Contracts between the Company and any person that are applicable to or involve the Processing of Personal Information; and (iii) all written documented Company policies and procedures relating to the Processing of Personal Information, including all published consumer-facing website and mobile application privacy policies and formalized internal information security policies;

(ww)	“Disclosure Letter” means the disclosure letter executed by the Company and delivered to the Purchaser on the date hereof in connection with the execution of this Agreement;

(xx)	“Discontinuance” has the meaning set out in the recitals;

(yy)	“Distribution” has the meaning specified in Section 2.2(a);

(zz)	“D&O Tail Policy” has the meaning specified in Section 10.3(a);

(aaa)	“EDGAR” means the system for Electronic Data Gathering, Analysis and Retrieval;

(bbb)	“Effective Date” has the meaning specified in Section 2.8(a);

(ccc)	“Effective Time” has the meaning specified in the Plan of Arrangement;

(ddd)	“Employee Plan” means each and every employee benefit plan, welfare, pension, retirement, profit sharing, equity or phantom-equity compensation, restricted stock or share, or other equity-based incentive, bonus, change-of-control, savings, severance, retention, incentive, consulting, termination, fringe, tuition refund, service award, company car, scholarship, allowances, post-retirement health and welfare or supplemental retirement, post-employment, sick leave, accrued leave, vacation, holiday, health or other medical, dental, life, disability or other insurance plan, program, agreement, trust, policy, payroll practice (including any related funding mechanism now in effect or required in the future), or arrangement maintained or contributed to, sponsored or maintained by the Company or its Subsidiary for the benefit of any of the Company’s or its Subsidiary’s current or former employees, officers, directors, or consultants, whether formal or informal, registered or unregistered, funded or unfunded, other than plans or arrangements required by applicable Law;

(eee)	“Encumbrance” means any encumbrance, lien, mortgage, charge, hypothec, pledge, title retention agreement, security interest of any nature, prior claim, adverse interest, adverse claim, exception, reservation, servitude, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, other third-party interest or encumbrance of any kind or any Contract to create any of the foregoing, in each case, whether contingent or absolute;

(fff)	“ESSA Assets” means all of the assets (tangible and intangible), properties (real or personal) and equipment (including all attachments, accessories and all other items required for the operation thereof) owned, leased or otherwise used or held for use by the Company and its Subsidiary;

(ggg)	“Fair Value” has the meaning specified in the Plan of Arrangement;

(hhh)	“Fairness Opinion” has the meaning set out in paragraph 38 of Schedule E to this Agreement;

(iii)	“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in form and substance acceptable to both the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, affirmed, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably);

(jjj)	“Financial Statements” means the audited financial statements of the Company as at and for the years ended September 30, 2024 and 2023, including the notes thereto, together with the auditor’s report thereon and the unaudited interim financial statements as at and for the three and six month periods ended, March 31, 2025 and 2024, including the notes thereto;

(kkk)	“Government Official” means any person qualifying as a public official or public employee under the laws of the Province of British Columbia or the federal laws of Canada or any other relevant jurisdiction including, but not limited to, (i) a person holding an official position, such as an employee, officer or director, with any Governmental Entity or state-owned or controlled enterprise; (ii) any individual “acting in an official capacity”, such as a delegation of authority, from a Governmental Entity to carry out official responsibilities; and (iii) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or regional development banks;

(lll)	“Governmental Entity” means:

(i)	any domestic or foreign federal, provincial, territorial, regional, state, municipal or other government, governmental department, quasi-government, administrative, judicial or regulatory authority (including any Securities Authorities), agency, minister or ministry, board, body, bureau, commission (including any securities commission), instrumentality court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court or arbitrator;

(iii)	any stock exchange; or

(iv)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing entities established to perform a duty or function on its behalf;

(mmm)	“GST/HST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada);

(nnn)	“Indemnified Party” has the meaning set out in Section 10.3(b);

(ooo)	“Intellectual Property” means all intellectual property, in any jurisdiction throughout the world, whether or not registrable, including all: (i) patents, applications for patents and reissues, divisionals, continuations, renewals, re-examinations, extensions and continuations-in-part of patents or patent applications, (ii) proprietary confidential information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, models, formulas, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing, (iii) copyrights, copyright registrations and applications for copyright registration, (iv) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications, (v) designs, design registrations, design registration applications, industrial designs, industrial design registrations and industrial design applications, (vi) trade names, business names, corporate names, domain names, social media accounts and user names, social media identifiers and identities, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing, (vii) all intellectual property rights in and to software and technology, including rights and data in databases and (viii) any other intellectual property and industrial property rights throughout the world, however denominated;

(ppp)	“Intended U.S. Tax Treatment” has the meaning set out in Section 7.9;

(qqq)	“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to both the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

(rrr)	“Interim Period” means the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms;

(sss)	“jointly or in concert” has the meaning ascribed thereto in NI 62-104;

(ttt)	“Laws” means, with respect to any person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law or Order relating or applicable to such person, property, transaction, event or other matter;

(uuu)	“Lease” means any lease, sublease, license, occupancy agreement, or other agreement pursuant to which the Company or the Subsidiary is vested with rights to use or occupy the Leased Properties, as amended, modified or supplemented or renewed;

(vvv)	“Leased Property” means any real property leased, subleased, licensed or otherwise used or occupied by the Company or the Subsidiary;

(www)	“Leerink” means Leerink Partners LLC, the financial advisor to the Company;

(xxx)	“Legacy Option Plan” means the ESSA Amended and Restated Stock Option Plan dated October 4, 2019;

(yyy)	“Material Adverse Change” means, with respect to the Company or the Purchaser, as the case may be, any fact or state of facts, circumstance, change, effect, occurrence or event that: (i) either individually or in the aggregate prevents or materially delays, or individually or in the aggregate would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transaction by the Company or the Purchaser, as the case may be; or (ii) individually or in the aggregate is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), business, operations, properties, licenses, affairs, assets, liabilities (contingent or otherwise), capitalization, results of operations or cash flows of either the Company or the Purchaser, as the case may be, and their respective Subsidiaries, taken as a whole, as the case may be, other than any such change, effect, occurrence or event directly or indirectly relating to or resulting from:

(A)	conditions generally affecting the industries in which such Party and its Subsidiaries operate in jurisdictions in which such Party and its subsidiaries carry on business;

(B)	changes to applicable Laws, GAAP or changes in accounting or regulatory requirements generally applicable to the industries in which such Party and its subsidiaries operate as a whole;

(C)	general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States or elsewhere;

(D)	global, national or regional political conditions, including the outbreak of war or acts of terrorism;

(E)	any hurricane, flood, tornado, earthquake or other natural disaster, epidemic, pandemic or disease outbreak or any material worsening of such conditions existing as of the date of this Agreement;

(F)	in the case of the Company, relating to a change in the market trading price or trading volume of the Company’s publicly listed securities (it being understood that, unless otherwise excluded by (A) through (I) inclusively, the causes underlying any such change may be considered to determine whether same constitute a Material Adverse Change);

(G)	the failure of such Party to meet any internal or published projections, forecasts or estimates of revenues, earnings or cash flow (it being understood that, unless otherwise excluded by Sections (A) through (I) inclusively, the causes underlying any such change may be considered to determine whether same constitute a Material Adverse Change);

(H)	the announcement of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions (provided that this clause (I) shall not apply to any representation or warranty (or any Party’s obligation to consummate the Agreement relating to such representation or warranty) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Agreement and the other transactions contemplated hereby); or

(I)	in the case of the Company, any matter expressly consented to in writing by the Purchaser after the date hereof or expressly required by this Agreement (excluding Section 5.1 for such purpose), and in the case of the Purchaser, any matter expressly consented to in writing by the Company after the date hereof or permitted or required by this Agreement;

provided, however, that where the change or effect referred to in (A) through (E) primarily relates only to (or has the effect of primarily relating only to) the Company or the Purchaser, as the case may be, or disproportionately affects the Company or the Purchaser, as the case may be, and its respective Subsidiaries, taken as a whole, compared to other entities of similar size operating in the same jurisdictions in the industries in which such Party and its subsidiaries operate, in which case, the relevant exclusion from this definition of Material Adverse Change referred to above shall not be applicable; provided, further, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Change has occurred; and provided, further, that in the case of the Company, no fact or state of facts, circumstance, change, effect, occurrence or event related to or arising from the Company’s termination of its Company-sponsored and investigator-sponsored clinical studies as described in its Current Report on Form 8-K filed with the SEC on November 1, 2024 shall be taken into account for purposes of determining whether a Material Adverse Change has occurred;

(zzz)	“Material Contract” means, collectively, the material Contracts of the Company and its Subsidiary set out in Schedule 20 to the Disclosure Letter, and any and all other Contracts, commitments, agreements (written or oral), instruments, leases or other documents or arrangements to which the Company or its Subsidiary are a party or to which their properties or assets are otherwise bound, and which are material to the Company and its Subsidiary, taken as a whole, other than, in each case, any Employee Plan;

(aaaa)	“material fact” has the meaning ascribed thereto in the Securities Act (British Columbia);

(bbbb)	“Maximum Permitted Distribution Amount” has the meaning set out in Section 2.3;

(cccc)	“Meeting Deadline” has the meaning specified in Section 2.4(a);

(dddd)	“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(eeee)	“Misrepresentation” has the meaning specified in the Securities Act (British Columbia);

(ffff)	“Nasdaq” means the Nasdaq Capital Market exchange or any successor thereto;

(gggg)	“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids;

(hhhh)	“Option Plan” means the 2022 Omnibus Incentive Plan of the Company, as amended March 6, 2024;

(iiii)	“Options” means outstanding options to acquire Common Shares under the Option Plan or the Legacy Option Plan;

(jjjj)	“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees, stipulations or similar actions taken or entered by or with, or applied by, any Governmental Entity (in each case, whether temporary, preliminary or permanent);

(kkkk)	“Outside Date” means the date that is 120 days following the date hereof, provided that if the Effective Time has not occurred by such date as a result of the failure to satisfy the condition set forth in Section 8.1(c) [Regulatory Approvals], then either Party may elect by notice in writing delivered to the other Party by no later than 4:30 p.m. (Vancouver time) on the date that is two Business Days prior to such date, to extend the Outside Date on up to two occasions by a period of 30 days (for a maximum aggregate extension of 60 days), provided that, notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to satisfy such condition is primarily the result of the breach by such Party of its representations and warranties or such Party’s failure to comply with its covenants herein;

(llll)	“Parties” means the parties to this Agreement and “Party” means any one of them;

(mmmm)	“Permitted Encumbrances” means: (i) Encumbrances listed in Schedule 1 to the Disclosure Letter, (ii) easements, rights of way, servitudes or other similar rights, (iii) the regulations and any rights reserved to or vested in any governmental authority to control or regulate any Party’s interests in any manner, (iv) undetermined or inchoate mechanics’ liens and similar liens for which payment for services rendered or goods supplied is not delinquent as of the Effective Time, provided that such Encumbrances are not registered against title to any assets and in respect of which adequate reserves are being maintained as required by applicable Law, (v) any Encumbrances for Taxes or other governmental charges or assessments that in each case are not yet due or are not in arrears and for which adequate reserves have been established in accordance with GAAP, and (vi) any Encumbrances under a Party’s existing credit facilities; provided that: (A) such liens are limited to the property or assets purchased or leased, or (B) such Encumbrances exist as of the date hereof;

(nnnn)	“person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, trustee, executor, administrator or other legal representative;

(oooo)	“Person of Concern” means: (i) a Government Official; (ii) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (iii) an immediate family member, such as a parent, spouse, sibling, or child of a person in category (i) or (ii); or (iv) an agent or intermediary of any person in the foregoing categories;

(pppp)	“Personal Information” means information about an identifiable individual and includes employee personal information but does not include (i) contact information, or (ii) work product information;

(qqqq)	“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order with the prior written consent of both the Company and the Purchaser, each acting reasonably;

(rrrr)	“Proceeding” means any suit, claim, action, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, enquiry, investigation or other proceeding commenced, brought, conducted or heard by or before, any Governmental Entity;

(ssss)	“Purchaser” has the meaning set out in the recitals;

(tttt)	“Purchaser Information” means the information to be included in the Circular describing the Purchaser and its business, operations and affairs.

(uuuu)	“Regulatory Approvals” means all sanctions, rulings, consents, orders, exemptions, permits and other approvals of Governmental Entities that are required to complete the Contemplated Transactions, and the expiration or early termination of any waiting period under any Laws that is necessary to complete the Contemplated Transactions;

(vvvv)	“Related Party” has the meaning ascribed thereto in MI 61-101;

(wwww)	“Representative” means, in respect of a person, its subsidiaries and each of its and their respective directors, officers, employees, agents and other representatives (including any financial, legal or other advisors);

(xxxx)	“Required Securityholder Approval” has the meaning specified in Section 2.2(c);

(yyyy)	“Restricted Cash” means (a) cash deposits (including, for the avoidance of doubt, all cash deposits in respect of leased real property or otherwise), cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control of similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purposes and (b) the aggregate cost of repatriating to Canada all cash held in each foreign jurisdiction;

(zzzz)	“Right to Match Period” has the meaning set out in Section 6.2(b)(v);

(aaaaa)	“Rights Agent” means a duly qualified rights agent mutually agreeable to Parent and the Company;

(bbbbb)	“Sanctioned Person” has the meaning set out in paragraph 7(a) of Schedule C to this Agreement;

(ccccc)	“Sanctions” has the meaning set out in paragraph 7(a) of Schedule C to this Agreement;

(ddddd)	“SEC” means the United States Securities and Exchange Commission;

(eeeee)	“SEC Clearance Period” means the number of calendar days between the date the Company receives comments from the SEC with respect to the Circular and the date the Company receives confirmation from the SEC that it has no further comments on the Circular.

(fffff)	“Securities Authorities” means the Canadian Securities Regulators and the SEC;

(ggggg)	“Securities Laws” means all applicable securities laws of Canada and the United States (and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Authorities, as applicable) and all rules and policies of the Nasdaq;

(hhhhh)	“Securityholders” means, collectively, the Shareholders, and the holders of Options and Warrants;

(iiiii)	“SEDAR+” means the System for Electronic Data Analysis and Retrieval+;

(jjjjj)	“Shareholders” means the holders of Common Shares;

(kkkkk)	“Subsidiaries” has the meaning ascribed thereto in Section 1.1. of National Instrument 45-106 – Prospectus Exemptions;

(lllll)	“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from an arm’s length third person or group of persons “acting jointly or in concert” (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids) made after the date of this Agreement to acquire not less than all of the Common Shares (other than Common Shares beneficially owned by the person making such Acquisition Proposal) or all or substantially all of the assets of the Company on a consolidated basis that:

(i)	did not result from a breach of Section 6.1 or any agreement between the person making such Acquisition Proposal and the Company;

(ii)	complies with all applicable Laws;

(iii)	is not subject to a financing condition or contingency and in respect of which the Board of Directors has determined in good faith (after consultation with its financial advisors) is fully funded or that adequate arrangements have been made to ensure that the required funds or other consideration will be available to complete such Acquisition Proposal;

(iv)	is not subject to any due diligence or access condition; and

(v)	the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such Acquisition Proposal and their respective affiliates (A) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and (B) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Shareholders (other than the Purchaser and its affiliates) than the Arrangement (taking into consideration any adjustment to the terms and conditions of the Arrangement, this Agreement and the Contemplated Transactions proposed by the Purchaser pursuant to Section 6.2(c));

(mmmmm)	“Superior Proposal Notice” has the meaning set out in Section 6.2(b)(iv);

(nnnnn)	“Supporting Shareholder” means each of the persons set forth on Schedule F to this Agreement;

(ooooo)	“Target Closing Net Cash” means $90,000,000, minus the aggregate amount of the Distribution;

(ppppp)	“Tax Act” means the Income Tax Act (Canada);

(qqqqq)	“Tax Returns” means all returns, reports, claims for refund, document, forms, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are filed, required to be filed or required to be kept on file with any applicable Governmental Entity, including all amendments, schedules, attachments or supplements thereto;

(rrrrr)	“Taxes” means with respect to any person, (i) all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties, anti-dumping and countervailing duties, tariffs, surtaxes, or other taxes of any kind whatsoever imposed or charged by any Governmental Entity and any instalments in respect thereof, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, (ii) any liability for or with respect to amounts described in clause (i) whether as a result of joint, several, successor or transferee liability, of being a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) for any period, or otherwise through operation of Law, or otherwise; and (iii) any liability for or with respect to amounts described in clauses (i) or (ii) as a result of any contract or arrangement (express or implied), including any tax sharing, tax indemnity, tax receivable, or tax allocation agreement, and “Tax” means any one of such Taxes;

(sssss)	“Termination Payment” has the meaning set out in Section 9.3(a);

(ttttt)	“Termination Payment Event” has the meaning set out in Section 9.3(a);

(uuuuu)	“Transaction Committee” has the meaning set out in the recitals;

(vvvvv)	“Transaction Litigation” means any Proceeding asserted or commenced by, on behalf of or in the name of, a third party against or otherwise involving the Company, the Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Arrangement, this Agreement or any of the Contemplated Transactions (including any such legal proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of the Arrangement, this Agreement or any of the other transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Board or any officer of the Company);

(wwwww)	“US Exchange Act” means the Securities Exchange Act of 1934, as the same has been and may hereafter from time to time be amended;

(xxxxx)	“US GAAP” means accounting principles generally accepted in the United States;

(yyyyy)	“US Securities Act” means the Securities Act of 1933, as the same has been and may hereafter from time to time be amended;

(zzzzz)	“Voting and Support Agreements” means the voting and support agreements entered into contemporaneously herewith between the Purchaser and each of the Supporting Shareholders;

(aaaaaa)	“Warrants” means the outstanding pre-funded common share purchase warrants of the Company;

(bbbbbb)	“Willful Breach” means with respect to any representation, warranty, agreement or covenant in this Agreement, a material breach of this Agreement that is a consequence of an act or omission by the Breaching Party that knows, or could be reasonably expected to have known, that the taking of such act or failure to act, as applicable, could, or could be reasonably expected to, cause a material breach of this Agreement; and

(cccccc)	“Withholding Obligation” has the meaning set out in Section 2.12.

1.2	Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)	references to an “Article,” “Section” or a “Schedule” are references to an Article, Section of or Schedule to this Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	references to any legislation or to any provision of any legislation shall include any legislative provision substituted therefor and all regulations, resolutions, rules and interpretations issued thereunder or pursuant thereto, in each case as the same may have been or may hereafter be amended or re-enacted from time-to-time unless stated otherwise;

(f)	references to any agreement or document shall be to such agreement or document (together with all schedules and exhibits thereto), as it may have been or may hereafter be amended, supplemented, replaced or restated from time-to-time;

(g)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively;

(h)	the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(i)	the terms “made available,” “disclosed” or other terms of similar import means copies of the subject materials were included in the Data Room as of 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of this Agreement;

(j)	all capitalized terms used in any Schedule or in the Disclosure Letter shall have the meanings ascribed to them in this Agreement;

(k)	time is of the essence in the performance of the Parties’ respective obligations; and

(l)	unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Knowledge

Where any representation or warranty is expressly qualified by reference to knowledge of the Company, it is deemed to refer to the knowledge of David Parkinson and David Wood, after due inquiry, but, in each case, without the requirement to make any inquiries of any Governmental Entity or persons who are not directors, officers, employees or Representatives of the Company or to perform any search of any public registry office or system (and, without limiting the foregoing, each such individual will be deemed to have “knowledge” of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) that fact or matter comes to the attention of that individual under circumstances in which a reasonable person would take cognizance of it).

1.4	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in lawful money of the United States.

1.5	Accounting Principles

Any reference in this Agreement to generally accepted accounting principles or “GAAP” refers to accounting principles which have been established in accordance with US GAAP, applied on a consistent basis, and which are applicable in the circumstances as of the date in question. Accounting principles shall be applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

1.6	Disclosure in Writing

(a)	Reference to disclosure in writing herein shall, in the case of the Company, be limited to the disclosures made by the Company in this Agreement (including the Schedules hereto) and the Disclosure Letter. The Parties acknowledge and agree that notwithstanding that information may be provided in this Agreement (including the Schedules hereto) or the Disclosure Letter under one particular heading of this Agreement that information will be considered to qualify any other relevant representation in or provide information in respect of any other relevant provision of this Agreement to the extent it is reasonably apparent that such information is applicable to such other provision of this Agreement and such representation is so qualified by a reference to disclosure in writing.

(b)	The Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.7	Schedules

The following Schedules are annexed to and form an integral part of this Agreement:

Schedule A – Plan of Arrangement

Schedule B – Arrangement Resolution

Schedule C – Representations and Warranties of the Purchaser and Parent

Schedule D – Representations and Warranties of XRC

Schedule E – Representations and Warranties of the Company

Schedule F – Parties to the Voting and Support Agreements

Schedule G – Form of CVR Agreement

Article 2
THE ARRANGEMENT AND THE DISTRIBUTION

2.1	Contemplated Transactions

The Company and the Purchaser agree that the Contemplated Transactions shall be implemented in accordance with the terms and subject to the conditions of this Agreement and, with respect to the Arrangement, with the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event no later than August 5, 2025, the Company shall apply in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 291 of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must or, in the case of Section 2.2(a), may provide, among other things:

(a)	for an order pursuant to Section 74(1)(a) of the BCBCA authorizing a reduction in the capital of the Common Shares, in an amount not to exceed the Maximum Permitted Distribution Amount, and the immediate distribution to the Shareholders on a pro rata basis of an amount equal to the amount by which the capital of Common Shares was reduced (collectively, the “Distribution”);

(b)	for the class(es) of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(c)	that the required level of approval (the “Required Securityholder Approval”) for the Arrangement Resolution shall be:

(i)	a special resolution, being a resolution approved by at least two-thirds of the votes cast on such resolution, by Shareholders present in person or represented by proxy at the Meeting; and

(ii)	a special resolution, being a resolution approved by at least two-thirds of the votes cast on such resolution, by Securityholders present in person or represented by proxy at the Meeting; and

(iii)	to the extent required under MI 61-101, a majority of the votes attached to Common Shares held by Shareholders present in person or represented by proxy at the Meeting excluding for this purpose votes attached to Common Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

(d)	for the grant of the Dissent Rights to those Shareholders who are registered Shareholders as of the Record Date as contemplated in the Plan of Arrangement;

(e)	confirmation of the record date for the purposes of determining the Securityholders entitled to receive notice of and to vote at the Meeting;

(f)	that the Meeting may be adjourned or postponed from time to time by the Board in accordance with the terms of this Agreement or as otherwise agreed to by the Parties without the need for additional approval of the Court;

(g)	that the record date for the Securityholders entitled to notice of and to vote at the Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting;

(h)	that the deadline for the submission of proxies by Securityholders for the Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the Meeting, subject to waiver by the Company in accordance with the terms of this Agreement;

(i)	that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(j)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(k)	that the Parties may amend, modify and/or supplement the Plan of Arrangement in accordance with the terms thereof; and

(l)	for such other matters as the Purchaser or the Company may reasonably require, as the case may be, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed.

In accordance with applicable Laws, the Company shall carry out such terms of the Interim Order as are required under the terms thereof to be carried out by the Company.

2.3	Distribution

Promptly following receipt of the Interim Order (and specifically subject to receipt of the order referred to in Section 2.2(a)), and as part of the Discontinuance, the Company may effect the Distribution, in an amount not to exceed the maximum amount permitted to be distributed to Shareholders in compliance with Section 74(1.1) of the BCBCA while retaining a Closing Net Cash amount of at least $10,000,000 (calculated in accordance with Section 2.9) following the Distribution (the “Maximum Permitted Distribution Amount”). Prior to effecting the Distribution, the Company must obtain the Purchaser’s written approval (not to be unreasonably withheld, conditioned or delayed) of the proposed amount to be distributed and the Company’s calculation of the Maximum Permitted Distribution Amount in accordance with Section 2.9.

2.4	Meeting

Subject to the terms of this Agreement and the Interim Order, the Company shall:

(a)	convene and conduct the Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law, as soon as reasonably practicable (and in any event on or before September 8, 2025 or such later date that may be mutually agreed upon with the Purchaser (the “Meeting Deadline”), provided that if the Company receives comments from the SEC with respect to the Circular, the Meeting Deadline shall be automatically extended by the SEC Clearance Period), for the purpose of considering the Arrangement Resolution, the Alternate Resolution and for any other proper purpose as may be set out in the Circular and agreed to by the Purchaser, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser, except:

(i)	in the case of an adjournment, as required for quorum purposes; or

(ii)	as required or permitted under Section 7.5(d) or Section 6.2(f);

(b)	give notice to the Purchaser of the Meeting and allow the Purchaser’s Representatives and outside legal counsel to attend the Meeting;

(c)	subject to the terms of this Agreement, use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Securityholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, at the Purchaser’s sole expense, using proxy solicitation services firms and cooperating with any persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Securityholder that is inconsistent with the Arrangement Resolution;

(d)	provide the Purchaser with copies of or access to information regarding the Meeting generated by the Company’s transfer agent or any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser;

(e)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution) received by the Company in respect of the Arrangement Resolution;

(f)	not change the record date for Securityholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or the Interim Order, or with the Purchaser’s written consent;

(g)	not without the prior written consent of the Purchaser, waive the deadline for the submission of proxies by Securityholders for the Meeting;

(h)	promptly advise the Purchaser of any substantive written communication received from, or claims brought by (or, to the knowledge of the Company, threatened to be brought by), any person in opposition to the Arrangement and/or any purported exercise or withdrawal of Dissent Rights by Shareholders and, subject to Law, cooperate and provide the Purchaser with (i) an opportunity to review and comment upon in advance any written communications to be sent by or on behalf of the Company to any such person and (ii) a copy of any such written communication;

(i)	not settle, compromise or make any payment with respect to, or agree to settle, compromise or make any payment with respect to, any exercise or purported exercise of Dissent Rights without the prior written consent of the Purchaser;

(j)	not waive any failure by any holder of Common Shares to timely deliver a notice of exercise of Dissent Rights, make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser;

(k)	at the request of the Purchaser from time to time, provide the Purchaser with a list of (i) the registered Shareholders, together with their addresses and respective holdings of Common Shares, (ii) the names, addresses and holdings of all persons having rights issued by the Company to acquire Common Shares (including holders of Options or Warrants, as applicable), and (iii) participants and book-based nominee registrants such as Broadridge Financial Solutions, Inc., CDS & Co., and CEDE & Co., and non-objecting beneficial owners of Common Shares, together with their addresses and respective holdings of Common Shares, all as can be reasonably obtained by the Company using the procedures set forth under Securities Laws. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request in order to be able to communicate with respect to the Arrangement with the Shareholders and with such other persons as are entitled to vote on the Arrangement Resolution;

(l)	in the event that the Company provides a Superior Proposal Notice on a date which is less than five Business Days prior to the Meeting, Purchaser shall be entitled to require the Company to adjourn or postpone the Meeting to a date that is not more than 10 Business Days after the date of such notice; and

(m)	notwithstanding the receipt by the Company of a Superior Proposal in accordance with Section 6.2, unless otherwise agreed to in writing by the Purchaser, continue to take all reasonable steps necessary to hold the Meeting and to cause the Arrangement to be voted on at the Meeting and not propose to adjourn or postpone the Meeting other than as contemplated by Sections 2.4(a)(i) and (ii).

2.5	Circular

(a)	The Company shall, as promptly as reasonably practicable following the execution of this Agreement, prepare and complete, in consultation with the Purchaser, the Circular together with any other documents required by Law in connection with the Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Circular and such other documents to be filed with any Securities Authority and in all jurisdictions where the Circular is required to be filed and in the form and containing the information required under applicable Laws, including all applicable corporate and securities legislation and requirements, as to permit the Meeting to be held as soon as reasonably practicable and in any event so as to permit the Meeting to be held by the date specified in Section 2.4(a).

(b)	As promptly as reasonably practicable after the filing of the Circular with any Securities Authority, the Company shall mail to each Shareholder and such other third parties as may be required pursuant to the Interim Order and applicable Laws, the Circular (but in no event prior to the clearance of the Circular by any Securities Authority or later than three Business Days following clearance of the Circular by any Securities Authority) and all other proxy materials for the Meeting, and if necessary in order to comply with applicable securities laws, after the Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company shall cause the Circular to be mailed in all jurisdictions where the same is required to be mailed.

(c)	The Company shall ensure that the Circular complies in material respects with the Interim Order and Law, does not contain any Misrepresentation (other than in respect to any written information with respect to the Purchaser that is furnished in writing by or on behalf of the Purchaser for inclusion in the Circular) and provides the Securityholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Meeting.

(d)	Without limiting the generality of Section 2.5(a), the Circular must include: (i) a summary and a copy of the Fairness Opinion, (ii) a statement that the Transaction Committee has received the Fairness Opinion and has, after receiving advice from its financial advisers and outside legal counsel, unanimously recommended that the Board approve the Arrangement, (iii) a statement that the Board has received the Fairness Opinion and has, after receiving advice from its financial advisers and outside legal counsel and the unanimous recommendation of the Transaction Committee, unanimously determined that the Arrangement Resolution is in the best interests of the Company and is fair to the Shareholders and that the Board unanimously recommends that the Securityholders vote in favour of the Arrangement Resolution (the “Board Recommendation”), (iv) a statement that each director and officer of the Company has entered into a Voting and Support Agreement pursuant to which such director or officer has agreed to vote all of his or her securities in favour of the Arrangement Resolution; and (v) a statement that the Supporting Shareholders have entered into the Voting and Support Agreements pursuant to which the Supporting Shareholders have agreed to vote all of their securities in favour of the Arrangement Resolution.

(e)	The Company shall give the Purchaser and its outside legal counsel a reasonable opportunity to review and comment on drafts of the Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its outside legal counsel , and agrees that all information relating to the Purchaser that is furnished in writing by or on behalf of the Purchaser for inclusion in the Circular or other related documents must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Circular prior to its mailing to the Shareholders.

(f)	The Purchaser shall provide, in a reasonably timely and expeditious manner, in writing to the Company, the Purchaser Information, as applicable, that is required by the Interim Order or Law to be included by the Company in the Circular or other related documents. The Purchaser shall ensure that the Purchaser Information (i) complies in material respects with the Interim Order and Law and (ii) does not contain any Misrepresentation.

(g)	Each Party shall use its commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Circular and to the identification in the Circular of each such advisor.

(h)	Each Party shall promptly notify the other Party if it becomes aware that the Circular contains a Misrepresentation, or otherwise requires an amendment or supplement (including with respect to the Meeting). The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Shareholders in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

(i)	The Company shall promptly notify the Purchaser upon the receipt of any correspondence with respect to the Circular or the Arrangement, whether written or oral, from any Securities Authority or the staff of a Securities Authority with respect to the Circular or the Arrangement or any request from any Securities Authority or the staff of a Securities Authority for information related to the Circular or the Arrangement or amendments or supplements to the Circular, and shall promptly provide the Purchaser with copies of all written correspondence between the Company and its Representatives, on the one hand, and the Securities Authority or the staff of the Securities Authority, on the other hand. The Company shall use its commercially reasonable efforts to respond reasonably promptly to any correspondence with respect to the Circular or the Arrangement from any Securities Authority or the staff of a Securities Authority with respect to the Circular or the Arrangement, and the Company shall give reasonable consideration to recommendations provided by the Purchaser and its legal counsel prior to submitting to the Securities Authority or the staff of the Securities Authority any response to any such correspondence. In connection with the filing of the Circular or the dissemination thereof to the Shareholders, or submitting to any Securities Authority or the staff of a Securities Authority any response to any correspondence of any Securities Authority or the staff of the Securities Authority with respect thereto, the Company shall provide the Purchaser and its outside legal counsel a reasonable opportunity to review and comment on such document, responses and/or proposed disclosures and the Company shall give reasonable and due consideration to any reasonable comments of the Purchaser and/or its outside legal counsel prior to such filing, dissemination or submission.

2.6	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Company shall, subject to the terms of this Agreement, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order as soon as reasonably practicable, but in any event not later than five Business Days after the Arrangement Resolution is passed at the Meeting.

2.7	Court Proceedings

Subject to the terms of this Agreement, the Purchaser will cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information regarding the Purchaser reasonably required to be supplied by the Purchaser in connection therewith. In connection with all Proceedings relating to obtaining the Interim Order and the Final Order, the Company shall, subject to the terms of this Agreement:

(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(b)	provide the Purchaser and its outside legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court or any Governmental Entity in connection with the Arrangement, including drafts of the motion for Interim Order and Final Order, affidavits, Interim Order and Final Order, and give reasonable and due consideration to all such comments of the Purchaser and its outside legal counsel, provided that all information relating to the Purchaser included in such materials shall be in a form and substance satisfactory to the Purchaser, acting reasonably;

(c)	provide to the Purchaser and its outside legal counsel, on a timely basis, copies of any notice of appearance, evidence or other documents served on the Company or its outside legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	subject to applicable Law, ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(e)	subject to applicable Law, not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that the Purchaser is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, or set forth in any such filed or served materials or under this Agreement, the Arrangement or the Voting and Support Agreements;

(f)	oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement and consult with the Purchaser with respect to the defense or settlement of any Shareholder or derivative Proceeding and shall not settle in respect of any such Proceeding without the Purchaser’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned;

(g)	not unreasonably object to outside legal counsel to the Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably; provided that such submissions are consistent with this Agreement and the Plan of Arrangement, and further provided that the Purchaser’s outside legal counsel advises the Company’s outside legal counsel of the nature of such submissions at least the day before the hearing; and

(h)	if the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, only do so after notice to, and in consultation and cooperation with, the Purchaser.

2.8	Arrangement and Effective Time

(a)	Subject to the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 8 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist), the closing of the transactions contemplated by the Arrangement will take place at the offices of Stikeman Elliott LLP, 666 Burrard Street, Suite 1700, Park Place, Vancouver, British Columbia, V6C 2X8 at 12:01 a.m. (Vancouver time) on the third Business Day following receipt of the Final Order, or on such other time and place as may be agreed upon by the Parties in writing (the “Effective Date”), provided that the Purchaser shall have complied with Section 2.10 at which time (i) each Party shall deliver to the other (A) the documents required or contemplated to be delivered by it under this Agreement in order to complete, or, necessary or reasonably requested to be delivered by it by any other Party in order to effect, the Arrangement, provided that, unless the Parties otherwise agree, each document required to be dated the Effective Date shall be dated as of, and become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective, and (B) written confirmation as to the satisfaction or waiver of all conditions precedent in Article 8 in its favour, and (ii) the Company shall take all steps and actions, including, if applicable, making all necessary filings with Governmental Entities, to give effect to the Arrangement.

(b)	From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the BCBCA.

2.9	Determination of Cash Amount

(a)	Except as otherwise contemplated in this Section 2.9, at least 10 Business Days before effecting the Distribution, if any, the Company shall deliver to the Purchaser a schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of (i) the Closing Cash Calculation and (ii) based on the foregoing, the Maximum Permitted Distribution Amount. The Company shall make available to the Purchaser, as reasonably requested by the Purchaser, the work papers and back-up materials used or any other relevant information useful in preparing the Closing Cash Schedule, including close-out memos or other forms of written affirmation from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Cash Schedule. If reasonably requested by the Purchaser, the Company shall provide the Purchaser with access to the Company’s accountants and counsel at reasonable times and upon reasonable notice in order to permit the Purchaser to review the Closing Cash Calculation.

(b)	The Purchaser shall have the right to dispute any part of the Closing Cash Calculation by delivering a written notice (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m. (Vancouver Time) on the fifth calendar day following the Purchaser’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(c)	If, on or prior to the Response Time, the Purchaser notifies the Company in writing that it has no objections to the Closing Cash Calculation or if the Purchaser fails to deliver a Dispute Notice as provided in Section 2.9(b) prior to the Response Time, then the Closing Cash Calculation and the Maximum Permitted Distribution Amount as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash as of the Cash Determination Time for purposes of this Agreement.

(d)	If the Purchaser delivers a Dispute Notice on or prior to the Response Time, then representatives of the Company and the Purchaser shall promptly (and in no event later than one Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash and the Maximum Permitted Distribution Amount, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash as of the Cash Determination Time for purposes of this Agreement.

(e)	If Representatives of the Company and the Purchaser are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time and the Maximum Permitted Distribution Amount pursuant to Section 2.9(d) within three Business Days after delivery of the Dispute Notice (or such other period as the Company and the Purchaser may mutually agree upon), then the Company and the Purchaser shall, within two Business Days, appoint by mutual agreement the Vancouver office of an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company or the Purchaser’s accountants (the “Accounting Firm”) to resolve any remaining disagreements as to the calculation of Closing Net Cash or the Maximum Permitted Distribution Amount. The Company and the Purchaser shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Cash Schedule and the Dispute Notice, and the Company and the Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three Business Days of accepting its selection. The Company and the Purchaser shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, that no such presentation or discussion shall occur without the presence of a Representative of the Company and the Purchaser. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash and/or the Maximum Permitted Distribution Amount made by the Accounting Firm shall be made in writing delivered to each of the Company and the Purchaser, shall be final and binding on the Company and the Purchaser and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash and/or the Maximum Permitted Distribution Amount as of the Cash Determination Time for purposes of this Agreement. The Parties shall extend the Effective Time until the resolution of the matters described in this Section 2.9(e); provided, that the Company shall not, and shall not be required to, extend the Effective Time beyond the Outside Date. The fees and expenses of the Accounting Firm shall be allocated between the Company (as a Closing Transaction Expense) and the Purchaser in the same proportion that the disputed amount of the Closing Net Cash and/or Maximum Permitted Distribution Amount that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such amounts and the Company’s portion of such fees and expenses shall be deducted from the Closing Net Cash amount.

2.10	Payment of Consideration

The Purchaser shall, following receipt of the Final Order and at least one Business Day prior to the Effective Date, provide the Depositary with sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy the aggregate consideration payable by the Purchaser pursuant to the Plan of Arrangement (other than with respect to Common Shares already owned by the Purchaser and Shareholders exercising Dissent Rights as provided in the Plan of Arrangement).

2.11	Treatment of Incentive Securities and Warrants.

(a)	The Parties acknowledge that the Options and Warrants shall be treated in accordance with the provisions of the Plan of Arrangement.

(b)	The Parties acknowledge that, in respect of any payment made to a holder of Options in respect of the Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act): (i) the Company shall (A) make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the cash payments made in exchange for the surrender of Options that qualify for the deduction under paragraph 110(1)(d) of the Tax Act, and (B) provide evidence in writing of such election to such holders of Options, in the form(s) prescribed in respect of the Tax Act, and (ii) no deduction will be claimed in respect of any such payments in computing the taxable income of the Company or of any person not dealing at arm’s length with the Company under the Tax Act.

2.12	Withholding

Each Party, their affiliates, or any other applicable withholding agent shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any person (an “Affected Person”) pursuant to this Agreement, the Arrangement or the CVR Agreement such amounts as the applicable payor determines, acting reasonably, are required to be deducted and withheld therefrom under any provision of applicable Law in respect of Taxes (a “Withholding Obligation”). To the extent that such amounts are so deducted, withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement, the Arrangement or the CVR Agreement as having been paid to the Affected Person.

2.13	Contingent Value Right

At or prior to the Effective Time, Parent and the Purchaser will authorize and duly adopt, execute and deliver, and will ensure that the Rights Agent executes and delivers the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent, Purchaser and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Laws or any applicable state securities or “blue sky” Laws.

2.14	Change of Control and Other Payments

The Purchaser covenants and agrees that, following the Effective Time, it will cause the Company and its Subsidiary and all of their respective successors to honour and comply with the terms of all employment agreements, termination, severance, change of control and retention agreements, other agreements that include payments required in connection with a change of control of the Company, and plans or policies of the Company and its Subsidiary that are disclosed in Schedule 2.12 to the Disclosure Letter and to effect payment in full for (i) all payments that are required to be made by the Company or its Subsidiary pursuant to such agreements, plans and policies in accordance with such agreements, plans and policies and (ii) all COBRA Costs.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER and PARENT

The Purchaser and Parent hereby make to the Company the representations and warranties set out in Schedule C to this Agreement and acknowledge that the Company is relying upon these representations and warranties in connection with entering into this Agreement. The representations and warranties of the Purchaser and Parent contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Any investigation by the Company and its affiliates and their advisors shall not mitigate, diminish or affect the representations and warranties of the Purchaser and Parent pursuant to this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to the Purchaser the representations and warranties set out in Schedule E to this Agreement and acknowledges that the Purchaser and Parent are relying upon these representations and warranties in connection with entering into this Agreement. The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Any investigation by the Purchaser and its affiliates and their advisors shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

Article 5
CONDUCT OF BUSINESS

5.1	Conduct of Business by the Company

(a)	During the Interim Period, except:

(i)	with the prior written consent of the Purchaser (such prior written consent not to be unreasonably withheld or delayed); or

(ii)	as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement,

the Company shall, and shall cause its Subsidiary to:

(iii)	continue the Discontinuance;

(iv)	continue to pay outstanding accounts payable and other liabilities (including payroll) when due and payable; and

(v)	keep the Purchaser fully informed as to material decisions or actions made or required to be made with respect to, and material developments relating to, the Discontinuance and consult with the Purchaser, as the Purchaser may reasonably request, to allow the Purchaser to monitor and provide input with respect to the direction and control of, any such material decisions or actions or developments.

(b)	Without limiting the generality of the foregoing, the Company covenants and agrees that, during the Interim Period, unless (i) the Purchaser shall otherwise agree to in writing (such prior written consent not to be unreasonably withheld or delayed), (ii) expressly permitted or specifically contemplated by this Agreement and the Contemplated Transactions, (iii) expressly required by applicable Law, or (iv) as set forth on Section 5.1(b) of the Disclosure Letter, the Company shall, and shall cause its Subsidiary to:

(A)	not split, consolidate or reclassify any of its outstanding shares nor undertake any other capital reorganization, nor reduce capital in respect of its outstanding shares;

(B)	not declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

(C)	not amend its articles of incorporation, by-laws or other comparable organizational documents or the terms of any of its outstanding securities, including any outstanding indebtedness;

(D)	not issue, grant, deliver, sell, exchange, amend, modify, accelerate, pledge or otherwise subject to any Encumbrance (other than Permitted Encumbrances), or authorize any such action in respect of, any securities of the Company (other than the issuance of Common Shares upon the exercise of currently outstanding Options or other Convertible Securities in accordance with their terms);

(E)	not redeem, offer to purchase, purchase or cause to be purchased any of its outstanding securities;

(F)	without limiting the generality of Section 5.1(b)(D) not authorize, approve, agree to issue, issue or award any Options under the Option Plan or any other Convertible Securities;

(G)	not adopt a shareholder rights plan that provides rights to the Shareholders to purchase any securities of the Company as a result of the Arrangement or the Contemplated Transactions, if any;

(H)	not enter into, adopt, establish, amend, modify or terminate any Employee Plan (or any arrangement that would be an Employee Plan if in effect as of the date hereof), other than in connection with the Discontinuance;

(I)	not increase or decrease any salary, incentives, benefits or other compensation, and not accelerate vesting of any benefits, of any officer, employee, director of the Company or its Subsidiary under any Employee Plan, in each case, other than as contemplated by Section 2.11 of this Agreement;

(J)	not acquire or dispose of any securities, except in connection with the Discontinuance;

(K)	not reorganize, amalgamate, combine or merge the Company or the Subsidiary with any other person;

(L)	not create any Subsidiary;

(M)	not acquire or commit to acquire any assets or group of related assets (through one or more related or unrelated acquisitions);

(N)	not incur, or commit to, capital expenditures; not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, or allow any third party to encumber for a period of five Business Days without contesting in good faith, any assets or group of related assets (through one or more related or unrelated transactions), excluding any sale in connection with the Discontinuance or any sale of any obsolete assets, or transfer any interest in any of the Company’s Subsidiaries to a third party unless required under existing banking facilities (provided, however, that to the extent any such sale results in any obligations of or adverse consequences to the Purchaser or its Subsidiaries that could extend beyond the Effective Date, or contemplates that any consideration paid in respect thereof is in anything other than immediately available cash, or otherwise interferes with or delays in any manner the ability of the Purchaser to perform its obligations under this Agreement or timely consummate the transaction contemplated hereby, the Company shall procure prior written consent of the Purchaser prior to entering into any sale transaction and any such post-Effective Date obligations shall be treated as a reduction to Closing Net Cash hereunder);

(O)	not approve the grant of any power of attorney to allow any person to take any action on behalf of the Company or its Subsidiary or the amendment of any power of attorney allowing any person to take any action on behalf of the Company or its Subsidiary;

(P)	not enter into or complete any transaction other than in connection with the Discontinuance or in accordance with plans previously disclosed in the Company Public Documents filed and available on SEDAR+ and EDGAR on or before the date hereof;

(Q)	(1) not incur or commit to incur any indebtedness for borrowed money, except for the borrowing of working capital in connection with the Discontinuance or issue any debt securities, (2) not incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other material liability, obligation or indemnity or the obligation of any person other than the wholly-owned Subsidiaries of the Company, or (3) not make any loans or advances to any person other than the wholly-owned Subsidiaries of the Company;

(R)	not make any material changes to existing accounting methods, principles, practices or policies or internal controls other than as required by applicable Law or by GAAP;

(S)	not pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in connection with the Discontinuance in accordance with their terms, of liabilities reflected or reserved against in the Company’s financial statements as at and for the period ended March 31, 2025;

(T)	not engage in any transaction with any related parties other than with the Company and its Subsidiary in connection with the Discontinuance;

(U)	not commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation that is material to the Company and involving the Company or its Subsidiary or material asset of either;

(V)	not waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in connection with the Discontinuance, (1) any existing contractual rights in respect of any joint ventures of the Company, (2) any Authorization, lease, concession, contract or other document, or (3) any other material legal rights or claims;

(W)	not propose or enter into any agreement, arrangement, commitment, or offer with respect to a material joint venture or other mutual co-operation or distribution agreement;

(X)	not enter into any interest rate, currency or equity swaps, hedges, derivatives or other similar financial instruments other than (1) in connection with the Discontinuance, (2) if approved by the Board of Directors prior to the date hereof or (3) if required under existing banking facilities;

(Y)	not increase any coverage under any directors’ and officers’ insurance policy other than as contemplated in Section 10.3;

(Z)	not acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of stock or assets or otherwise) any person or division of any person or make any investment either by purchase of shares or securities, contributions of capital (other than to the wholly-owned Subsidiaries of the Company), property transfer or purchase of any property or assets of any other person, except for capital expenditures permitted by Section 5.1(b)(K);

(AA)	not sell, sell and lease back, pledge, license, lease, sublease, alienate, dispose, swap, transfer or voluntarily lose the right to use, in whole or in part, or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrance), any assets Company or its Subsidiary or any interest in any assets of the Company or its Subsidiary, or waive, cancel, release or assign to any person (other than the Company and the Subsidiary) any material right or claim (including indebtedness owed to the Company and the Subsidiary), except for (1) any assets Company or its Subsidiary sold, leased, disposed of or otherwise transferred in connection with the Discontinuance and that are not, individually or in the aggregate, material to the Company and the Subsidiary, (2) obsolete, damaged or destroyed assets, (3) returns of leased assets at the end of the lease term, (4) transfers of assets between the Company and the Subsidiary, and (5) as required pursuant to the terms of any Material Contract in effect on the date of this Agreement;

(BB)	not adopt a plan of complete or partial liquidation, arrangement, dissolution, amalgamation, merger, consolidation, restructuring, recapitalization, winding-up or other reorganization of the Company or the Subsidiary (other than this Agreement and the Contemplated Transactions), or file a petition in bankruptcy under any applicable Law on behalf of the Company or the Subsidiary, or consent to the filing of any bankruptcy petition against the Company or the Subsidiary under any applicable Law;

(CC)	duly and timely file all material forms, reports, press releases, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or applicable Securities Laws, provided however that the Company shall in any event consult with the Purchaser prior to making any filing required pursuant to applicable Securities Laws, providing in such cases the Purchaser with a reasonable opportunity to review and comment on any such filing or release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably;

(DD)	not (1) make, change or revoke any material Tax election (other than in connection with the Discontinuance), (2) change any annual Tax accounting period, (3) adopt (other than in connection with the Discontinuance) or make any material change to any material method of Tax accounting, (4) amend any material Tax Return, (5) surrender any claim for a material refund of Taxes, (6) settle or compromise any material claim, assessment or other dispute in respect of Taxes, (7) enter into or make any voluntary disclosure with respect to any material amount of Taxes, (8) enter into any Tax sharing, allocation, indemnification, receivable reimbursement, or similar agreement (whether or not written), (9) fail to pay any material Tax as such Tax became due and payable (including any estimated Tax), (10) prepare and file any Tax Return in a manner materially inconsistent with past practice, or (11) incur any material liability for Taxes outside the Discontinuance;

(EE)	except as contemplated in Section 6.1, not enter into any transaction or perform any act or fail to perform any act that would reasonably be expected to interfere with, delay, or be materially inconsistent with the successful completion of the acquisition of Common Shares by the Purchaser pursuant to the Arrangement;

(FF)	without limiting the generality of the foregoing, vote or cause to be voted all shares and other securities held by the Company or a Subsidiary of the Company, and use commercially reasonable efforts to cause all nominees of the Company on the board of directors or any management committee or other committee of a Subsidiary of the Company to vote, in a manner consistent with all of the foregoing sections, including voting against, or causing such persons to vote against, any resolution to approve any act, agreement or transaction prohibited by any of the foregoing sections;

(GG)	(1) not offer, promise, pay, authorize or take up any act in furtherance of any offer, promise, payment or authorization of payment of anything of value, directly or indirectly, to any Government Official or Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action or inaction of a Government Official(s), or any improper advantage; or (2) take any action which is otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of Anti-Corruption Laws, AML Laws or similar applicable Laws of any other jurisdiction prohibiting corruption, bribery and money laundering, in connection with any of their business;

(HH)	not fail to pay or cause to be paid all accounts when due or invoices promptly upon receipt, consistent with past practice;

(II)	not enter into any new line of business;

(JJ)	not reduce the stated capital of the securities of the Company or the Subsidiary;

(KK)	not disclose any material trade secrets or material confidential information pertaining to the Company or the Subsidiary to any person, other than to persons who are under a contractual, legal, or ethical obligation to maintain the confidentiality of such information;

(LL)	not take any action that would, or would reasonably be expected to, materially delay or impede the consummation of the Arrangement, or the satisfaction of any of the conditions set forth in Article 8;

(MM)	enter into or amend any Contract with any broker, finder or investment banker, provided that the foregoing shall not prohibit the Company from entering into an agreement on commercially reasonable terms with any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement; or

(NN)	not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

(c)	The Company shall use its commercially reasonable efforts to cause the current material insurance (or re-insurance) policies maintained by the Company or the Subsidiary not to be cancelled or terminated or any of the coverage thereunder to lapse, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to 10.3, neither the Company nor the Subsidiary shall obtain or renew any insurance (or re- insurance) policy for a term exceeding 12 months.

(d)	Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to direct or control the Discontinuance prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, control and supervision over the Discontinuance. Nothing in this Agreement, including any of the restrictions set forth herein, shall be interpreted in such a way as to place any Party in violation of applicable Law.

(e)	For greater certainty, nothing in this Agreement will restrict the Company or the Subsidiary from (i) incurring and paying costs and expenses in connection with the transactions contemplated by the Agreement, including all legal, accounting, financial advisory, printing and other administrative or professional fees, the fees of its financial advisors, including in connection with the establishment of the Transaction Committee and the receipt and consideration of expressions of interest from persons other than the Purchaser prior to the execution of this Agreement, the negotiation and settlement of this Agreement, the preparation and mailing of the Circular, the convening of the Meeting, applications for the Interim Order and Final Order, the solicitation of proxies in respect of the meeting and structuring and completion of the transactions contemplated; (ii) paying, discharging, settling, satisfying, compromising, waiving, assigning or releasing any claims, rights, liabilities or obligations disclosed in Schedule 5.1 to the Disclosure Letter, or (iii) entering into indemnification agreements with directors, officers and employees of the Company and the Subsidiary, and individuals related to such persons, provided that a copy of any such agreement is provided to the Purchaser not less than five days prior to the Effective Date.

5.2	Directors’ Obligations

Nothing in this Agreement shall prevent the Board of Directors from complying with applicable Securities Laws and applicable Laws including, making any disclosures or taking any actions that may be required under applicable Laws (including the BCBCA).

Article 6
COVENANTS OF THE COMPANY

6.1	Non-Solicitation

(a)	On and after the date hereof, except as otherwise provided in this Article 6, the Company shall not, and shall cause each of its Representatives not to, directly or indirectly:

(i)	make, solicit, assist, initiate, encourage, promote or otherwise facilitate (including by way of furnishing, providing access to or disclosing information, books and records, facilities or properties of the Company or a Subsidiary of the Company or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute an Acquisition Proposal;

(ii)	enter into, continue or otherwise participate or engage in or otherwise facilitate any discussions or negotiations with any person (other than the Purchaser and its affiliates and their respective Representatives), or otherwise cooperate in any way with, or assist or participate in, encourage or otherwise facilitate, any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute an Acquisition Proposal, provided that, for greater certainty, the Company may (A) communicate with any person making an unsolicited Acquisition Proposal (and such person’s Representatives) for the purposes of clarifying the terms and conditions of such Acquisition Proposal and assessing the likelihood of its consummation so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal, (B) advise any person of the restrictions of this Agreement, and (C) advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board of Directors has so determined;

(iii)	make a Change of Recommendation; or

(iv)	accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking (other than a confidentiality and standstill agreement permitted under Section 6.2) constituting an Acquisition Proposal or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Arrangement or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement or providing for the payment of any break, termination or other fees or expenses to any person in the event that any of the Contemplated Transactions are completed or in the event that it completes any other transaction with the Purchaser or any of its affiliates that is agreed to prior to any termination of this Agreement.

(b)	The Company shall, and shall cause each of its Subsidiary and Representatives to, immediately cease and terminate any existing solicitation, assistance, discussion, encouragement, activities, negotiation or process with or involving any person (other than the Purchaser, its affiliates and their respective Representatives) commenced prior to the date of this Agreement with respect to or which could reasonably be expected to constitute an Acquisition Proposal, whether or not initiated by the Company or any of its Representatives and, in connection therewith, the Company will discontinue access to any other third party to all information, including any data room (virtual or otherwise) and any confidential information, properties, facilities, books and records of the Company or its Subsidiary.

(c)	The Company represents and warrants that neither it nor its Representatives have waived or released any person from such person’s obligations respecting the Company, or its Subsidiary, under any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary of the Company is a party, and further covenants and agrees that the Company shall, and shall cause its Subsidiary to (i) not release any person from, or waive or amend any provision of any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary of the Company is a party, and (ii) take all necessary action to enforce each confidentiality, standstill, or similar agreement or restriction to which the Company or any Subsidiary of the Company is a party (it being acknowledged by the Purchaser that the automatic release from any currently existing standstill restrictions of any such currently existing agreement in accordance with the terms of such agreement as a result of entering into and announcing this Agreement shall not be a violation of this Section 6.1(c)).

(d)	The Company shall ensure that its Representatives are aware of the provisions of this Section 6.1, and the Company shall be responsible for any breach of this Section 6.1 by its Representatives and any such breach shall be deemed a breach of this Section 6.1 by the Company.

(e)	From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours after it has received or otherwise become aware of any proposal, inquiry, offer, request or expression of interest) notify the Purchaser of any proposal, inquiry, offer, request or expression of interest relating to or that constitutes an Acquisition Proposal or which could reasonably be expected to constitute an Acquisition Proposal or any request for copies of, access to, or disclosure of, non-public information relating to the Company or any Subsidiary of the Company, including but not limited to information, access, or disclosure relating to the properties, facilities, books, records or a list of securityholders of the Company. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer, request or expression of interest, and shall include copies of any such proposal, inquiry, offer, request or expression of interest. The Company shall promptly keep the Purchaser fully informed of any change in the status of developments and negotiations (to the extent such negotiations are permitted pursuant to Section 6.2) with respect to such Acquisition Proposal, inquiry, proposal, offer, request or expression of interest, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer, request or expression of interest, and shall, promptly upon receipt or delivery thereof, provide the Purchaser (or its outside legal counsel) with copies of all documents and written communications relating to any such Acquisition Proposal, inquiry, proposal, offer, request or expression of interest, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer, request or expression of interest exchanged between the Company or any of its Representatives, on the one hand, and the person making the Acquisition Proposal, inquiry, proposal, offer, request or expression of interest, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer, request or expression of interest or any of its Representatives, on the other hand. The Company shall respond promptly to all inquiries by the Purchaser with respect to such Acquisition Proposal, inquiry, proposal, offer, request or expression of interest. The Company shall not, and shall cause its Subsidiary not to, enter into any agreement with any person subsequent to the date hereof that prohibits, or which contains any provision that adversely affects the rights of the Company or its Subsidiary upon compliance with any of the provisions of this Agreement.

(f)	Without limiting the generality of the foregoing, the Company will promptly (i) advise the Purchaser of any action by a third party of which the Company is aware (whether actual, anticipated, contemplated or threatened) which could reasonably be expected to hinder, prevent, delay or otherwise adversely affect the completion of the Arrangement or any of the Contemplated Transactions; and (ii) notify the Purchaser of any notice or other communication from any Governmental Entity in connection with this Agreement or the Arrangement.

(g)	Notwithstanding Section 6.1(a) or any other provision of this Agreement, following receipt by the Company of any proposal, inquiry, offer, request or expression of interest (including any changes, modifications or other amendments thereto) that is not an Acquisition Proposal but which the Company reasonably believes could lead to an Acquisition Proposal, the Company may respond to the proponent solely to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party in accordance with Article 6 of this Agreement, and for no other purpose.

6.2	Responding to an Acquisition Proposal and Right to Match

(a)	Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof the Company or any of its Representatives receives from a person a written Acquisition Proposal (including, for greater certainty, an amendment, change or modification to an Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 6.1 the Company and its Representatives may:

(i)	if and only if: (A) the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal; (B) such person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill or similar restriction; (C) the Company has been, and continues to be, in compliance with its obligations under this Article 6; and (D) the Company promptly provides the Purchaser with prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure:

(ii)	furnish information with respect to the Company and its Subsidiary to the person making such Acquisition Proposal and its Representatives, provided that (A) the Company first enters into a confidentiality and standstill agreement with such person, the provisions of which are (I) no less favourable to the Company than any confidentiality obligations applicable to Parent, Purchaser or XRC and (II) do not restrict the Company from complying in all respects with the terms of this Agreement, and (B) the Company sends a copy of such agreement to the Purchaser promptly following its execution and the Purchaser is promptly provided with all information provided to such person (to the extent not previously provided); and

(iii)	engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives.

(b)	Notwithstanding Section 6.1(a) or any other provision of this Agreement, if after the date hereof the Company receives a Superior Proposal, the Company may terminate this Agreement and accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of such Superior Proposal prior to completion of the Arrangement and recommend or approve such Superior Proposal if and only if:

(i)	such Superior Proposal did not arise, directly or indirectly, as a result of a violation by the Company of Section 6.1, and the Company has been and continues to be in compliance with its obligations under Section 6.1 and this Section 6.2;

(ii)	the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill or similar restriction;

(iii)	the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal;

(iv)	the Company has (A) delivered written notice to the Purchaser of the determination of the Board of Directors that the Acquisition Proposal is a Superior Proposal and of the intention of the Board of Directors to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal (the “Superior Proposal Notice”) and (B) has provided the Purchaser with a copy of the acquisition or similar agreement relating to such Acquisition Proposal, including all supporting materials, including any financing documents supplied to the Company in connection therewith and a written notice from the Board regarding the value in financial terms that the Board has, in consultation with an independent financial advisor, determined should be ascribed to any non-cash consideration offered under the Superior Proposal;

(v)	at least five Business Days have elapsed since the later of the date on which the Purchaser received a copy of the Superior Proposal Notice and the date on which the Purchaser received all the material specified in Section 6.2(b)(iv)(B) (such five Business Day period, the “Right to Match Period”) and, for greater certainty, the Right to Match Period shall expire at 11:59 p.m. (Vancouver time) on the last Business Day of the Right to Match Period;

(vi)	if the Purchaser and Parent have offered to amend the terms of the Arrangement and this Agreement during the Right to Match Period pursuant to Section 6.2(c), the Board of Directors has determined, in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal when assessed against the Arrangement and this Agreement as it is proposed to be amended as at the termination of the Right to Match Period; and

(vii)	the Company terminates this Agreement pursuant to Section 9.2(a)(ii)(A) and concurrently pays the Termination Payment pursuant to Section 9.3(a)(iii).

(c)	During the Right to Match Period or such longer period as the Company may approve in writing for such purpose, the Purchaser and Parent will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement and this Agreement. The Company agrees that, if requested by the Purchaser, it will negotiate with the Purchaser in good faith to amend the terms of the Arrangement and this Agreement as would enable them to proceed with the Arrangement and any Contemplated Transactions on such adjusted terms. The Board of Directors will review any such offer by the Purchaser and Parent to amend the terms of the Arrangement and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether the Purchaser and Parent’s offer to amend the Arrangement and this Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Arrangement and this Agreement as it is proposed to be amended as at the termination of the Right to Match Period. If the Board of Directors determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Arrangement and this Agreement as it is proposed to be amended as at the termination of the Right to Match Period, the Purchaser and Parent will amend the terms of the Arrangement and this Agreement and the Company and the Purchaser and Parent shall enter into an amendment to this Agreement reflecting the offer by the Purchaser and Parent to amend the terms of the Arrangement and this Agreement.

(d)	Each successive amendment, change or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration to be received by the Shareholders will constitute a new Acquisition Proposal for purposes of this Section 6.2 and the Purchaser shall be afforded a new Right to Match Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the material specified in Section 6.2(b)(iv)(B) with respect to such new Superior Proposal from the Company.

(e)	The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement or the Plan of Arrangement as contemplated under Section 6.2(c) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its outside legal counsel.

(f)	If the Meeting is to be held during a Right to Match Period, the Company may, and shall at the request of the Purchaser, postpone or adjourn the Meeting to a date that is not more than 15 days after the scheduled date of the Meeting, but in any event to a date that would not prevent the Effective Date from occurring prior to the Outside Date.

(g)	Nothing contained in this Section 6.2 shall limit in any way the obligation of the Company to convene and hold the Meeting in accordance with Section 2.4 of this Agreement while this Agreement remains in force.

(h)	Nothing in this Agreement shall prevent the Board of Directors or the Company from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal where such response is not an acceptance, approval, endorsement or recommendation of such Acquisition Proposal and does not otherwise constitute a Change of Recommendation; provided, that the Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and shall make all reasonable amendments to such circular or other disclosure as requested by the Purchaser and its outside legal counsel.

(i)	Notwithstanding the foregoing, nothing in Section 6.1(f) or Section 6.2(a)(i)(A) shall require the sharing with the Purchaser of any information considered by external legal counsel of each of the Company and the Purchaser to be competitively sensitive information in connection with competition compliance principles, which competitively sensitive information will be provided only to the external legal counsel or external expert of the Purchaser and shall not be shared by such legal counsel or expert with any other person unless it is first anonymized and aggregated such that it is no longer considered by external legal counsel of each of the Company and the Purchaser to be competitively sensitive information in connection with competition compliance principles.

6.3	Information Rights

During the Interim Period, upon reasonable notice, the Company shall, and shall cause its Representatives to, provide the Purchaser and its Representatives with reasonable access (without material disruption to the conduct of the Company’s business and subject to any applicable competition laws) during normal business hours to all books, records, information, corporate charts, tax documents, filings, memoranda, working papers and files and all other materials in its possession and control, including Material Contracts, and access to the personnel of and legal counsel to the Company and its Subsidiary on an as reasonably requested basis as well as reasonable access to the properties of the Company and its Subsidiary and agrees to assist the Purchaser with any filings or information requests from any Governmental Entity upon request by the Purchaser. The Company shall use its commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required in connection with any filing or information request to or from any Governmental Entity, including any such information required in accordance with U.S. GAAP and applicable Laws (including the US Exchange Act). Nothing in the foregoing shall require the Company to (a) disclose information to the Purchaser which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party, (b) provide the Purchaser with access to any property where the Company is contractually or legally prohibited from doing so or (c) disclose information to the Purchaser to the extent such disclosure would jeopardize any attorney-client or other legal privilege. Any such investigation by the Purchaser and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.

6.4	Shareholder Claims

The Company shall notify the Purchaser of any demand, claim, proceeding or action brought by (or threatened to be brought by) any present, former or purported holder of any securities of the Company in connection with any of the Contemplated Transactions prior to the Effective Time. The Company shall consult with the Purchaser prior to settling any such claim prior to the Effective Time and shall not settle or compromise, or agree to settle or compromise, any such claim prior to the Effective Time without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

6.5	Information Agent

The Company shall cooperate with any solicitation or information agent retained by the Purchaser, including using commercially reasonable efforts to provide any information requested by the solicitation or information agent, acting reasonably and shall take, or refrain from taking, such action as may be reasonably requested by the Purchaser, in furtherance of such cooperation. The Purchaser shall bear all costs and expenses associated with the retention of any such solicitation or information agent.

6.6	Depositary

The Company agrees to permit the registrar and transfer agent for the Company to act as depositary in connection with the Arrangement (the “Depositary”), and to instruct that transfer agent to furnish to the Company (and such persons as it may designate) at such times as it may request such information and provide to the Purchaser (and such persons as it may designate) such other assistance as it may request in connection with the implementation and completion of the Contemplated Transactions.

6.7	Consents

The Company shall use its commercially reasonable efforts to obtain any consent from or to provide notice to any person, in each case in form and substance acceptable to the Purchaser, from which consent is required or that has a right to receive notice in respect of this Agreement or the Contemplated Transactions.

6.8	Pre-Funded Warrants

Subject at all times to the holder’s right to exercise the Warrants, the Company will use commercially reasonable efforts to give effect to an amendment to the Warrants, in the form reasonably acceptable to the Purchaser, to provide (a) that the holder of the Warrants will be entitled to participate in the Distribution, if any, to the same extent that the holder would have participated therein if the holder held the number of Common Shares acquirable upon exercise of the Warrants prior to the Distribution and (b) for the treatment set forth in Section 2.3(a) of the Plan of Arrangement.

6.9	Cooperation

During the Interim Period and for a period of one (1) year following the Effective Date, the Company shall provide, in a reasonably timely and expeditious manner, in writing to the Purchaser, the Company Information. The Purchaser shall ensure that the Company Information complies in material respects with Law.

Article 7
ADDITIONAL COVENANTS

7.1	Covenants of the Company Relating to the Arrangement

(a)	Subject to the terms and conditions of this Agreement, the Company shall, and shall cause the Subsidiary to, perform all obligations reasonably required to be performed by the Company or the Subsidiary under this Agreement, reasonably cooperate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause the Subsidiary to:

(i)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law applicable to it or the Subsidiary with respect to this Agreement or the Arrangement;

(ii)	mail a disclosure to the Shareholders describing the anticipated U.S. federal income tax consequences and related reporting with respect to the Distribution, if any, at least 10 Business Days prior to the record date for such Distribution;

(iii)	apply for and use commercially reasonable efforts to provide, obtain and maintain all Regulatory Approvals, third party notices or other notices and consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are reasonably required or reasonably requested by the Purchaser in connection with the Arrangement, this Agreement or the other transactions contemplated hereby in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser and, in doing so, keep the Purchaser reasonably informed as to the status of the proceedings related to obtaining such approvals, including providing the Purchaser with copies of all related applications, notices and notifications, in draft form, in order for the Purchaser to provide its reasonable comments thereon, which shall be given due and reasonable consideration;

(iv)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and the Subsidiary relating to the Arrangement;

(v)	use commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement, and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reserved, so as to enable the Effective Date to occur as soon as reasonably practicable (provided, that neither the Company nor the Subsidiary shall consent to the entry of any judgment or settlement with respect to any such Proceeding without the prior written approval of the Purchaser, not to be unreasonably withheld, conditioned or delayed);

(vi)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, in each case, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement;

(vii)	use commercially reasonable efforts to assist the Purchaser in obtaining the resignations and mutual releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Subsidiary (in each case, in their capacity as directors only), and causing them to be replaced by persons designated or nominated by the Purchaser effective as of the Effective Time; and

(viii)	take such action as may be required in order to ensure that the Options and the Warrants are treated in relation to the Arrangement as described in Section 2.11.

(b)	The Company shall promptly notify the Purchaser in writing of:

(i)	any Material Adverse Change;

(ii)	any material governmental or third-party complaints, investigations or hearings (or communications indicating that the same may be contemplated) provided nothing in the foregoing shall require the Company to disclose information to the Purchaser which it is prohibited from disclosing pursuant to a written confidentiality agreement, confidentiality provision of an agreement with a third party or regulatory restriction;

(iii)	any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with the Arrangement, this Agreement or any of the transactions contemplated thereby;

(iv)	unless prohibited by Law, any notice or other communication from any person in connection with the transactions contemplated by this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(v)	any breach or default, or any notice of alleged breach or default, by the Company or the Subsidiary of any Material Contract or material Authorization to which it is a party or by which it is bound;

(vi)	any written notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); and

(vii)	any (A) Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Arrangement, this Agreement or any of the transactions contemplated hereby, and (B) material Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company, the Subsidiary or the assets of the Company.

(c)	The Purchaser’s receipt of information pursuant to 7.1(b) or otherwise shall not operate as a waiver (including with respect to Article 8), diminish the scope of, or otherwise affect any representation, warranty, covenant or agreement of the Company in this Agreement.

7.2	Covenants of the Purchaser Relating to the Arrangement

(a)	Subject to the terms and conditions of this Agreement, the Purchaser shall perform all obligations required or desirable to be performed by the Purchaser under this Agreement, reasonably cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser shall:

(i)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law applicable to it with respect to this Agreement or the Arrangement, provided, however, that under no circumstances will the Purchaser be required to agree or consent to any increase in the Consideration except as otherwise provided for in this Agreement;

(ii)	use commercially reasonable efforts to assist the Company to obtain and maintain all Regulatory Approvals, third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations referred to in 7.1(a)(ii);

(iii)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(iv)	use commercially reasonable efforts to, upon reasonable consultation with the Company, oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement, and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reserved, so as to enable the Effective Date to occur as soon as reasonably practicable (provided, that the Purchaser shall not consent to the entry of any judgment or settlement with respect to any such Proceeding without the prior written approval of the Company, not to be unreasonably withheld, conditioned or delayed);

(v)	not take any action which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

7.3	Notice Provisions

(a)	Each Party will give prompt written notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to result in the failure to satisfy any of the conditions set forth in Article 8.

(b)	Each Party will give prompt notice to the other if at any time before the Effective Time it becomes aware that the Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, such application, registration, consent, circular, approval or filing, and the Purchaser and the Company shall cooperate in the preparation of any amendment or supplement to the Circular, application, registration, consent, circular, approval or filing, as required.

7.4	Additional Agreements, Filings and Government Engagement

Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable any Contemplated Transactions undertaken by the Purchaser and/or its affiliates and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)	to obtain all Regulatory Approvals and all other consents, approvals, clearances and authorizations as are necessary to be obtained under applicable Laws;

(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Contemplated Transactions;

(c)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Contemplated Transactions;

(d)	to effect all necessary registrations and other filings and submissions of information or responses to information requests as may be requested by Governmental Entities or required under any applicable Securities Laws, or any other Laws;

(e)	to execute and deliver such documents as the other Parties may reasonably require;

(f)	to fulfil all conditions within its power and satisfy all provisions of this Agreement and the Arrangement;

(g)	to manage stakeholder communications and engagement and address any questions any Government Official or Governmental Entity may have in connection with the consummation of the Contemplated Transactions; and

(h)	to not take any action which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Change qualification already contained within such representation or warranty) in any material respect any of such party’s respective representations and warranties set forth in this Agreement.

The Purchaser shall, after reasonable consultation with the Company, have the right to devise, control and direct the strategy and timing for, and make all decisions relating to (and shall take the lead in all meetings and communications with any Governmental Entity relating to), any engagement with or required submissions, responses to information requests and filings to any Governmental Entity or other person in connection with the consummation of the Contemplated Transactions.

7.5	Notice and Cure Provisions

(a)	During the period commencing on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(ii)	result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(b)	Notification provided under this 7.5 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	The Company may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2(a)(ii)(B) [Breach of Representations and Warranties or Covenants by the Purchaser] and the Purchaser may not elect to exercise its right to terminate this Agreement pursuant to 9.2(a)(iii)(A) [Breach of Representations and Warranties or Covenants by the Company], unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 15 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date provided that, for greater certainty, if any matter is not capable of being cured by the Outside Date, the Terminating Party may immediately exercise the applicable termination right.

(d)	If the Terminating Party delivers a Termination Notice prior to the date of the Meeting or the application for the Final Order, unless the Parties agree otherwise, the Company shall postpone or adjourn the Meeting or delay making the Final Order or both to the earlier of (i) five Business Days prior to the Outside Date and (ii) the date that is 15 Business Days following receipt of such Termination Notice by the Breaching Party.

(e)	For certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

7.6	Nasdaq Delisting

Subject to applicable Law, each of the Company and the Purchaser agrees to use its commercially reasonable efforts and cooperate with the other Party in taking, or causing to be taken, all actions necessary to cause the Common Shares to be delisted from the Nasdaq and deregistered under the US Exchange Act, in each case, as promptly as practicable following the Effective Time.

7.7	Transaction Litigation

The Company shall, as promptly as reasonably practicable, notify the Purchaser in writing of any Transaction Litigation and shall keep the Purchaser informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give the Purchaser the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with outside legal counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 7.7, “participate” means that the Purchaser shall be kept reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its outside legal counsel is not undermined or otherwise adversely affected, provided that, in such case, the Parties shall cooperate in seeking to find a way to allow disclosure of the proposed strategy or other significant decision to the extent doing so could reasonably (in the good faith belief of the Company, after consultation with outside legal counsel) be managed through the use of customary “clean-room” arrangements or the entering into of any “common interest” Contract or similar Contract), and the Purchaser may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.8	Voluntary Dissolution

The Parties acknowledge that the business of the Company has been discontinued and as soon as reasonably practicable following the Effective Time and upon the satisfaction of all liabilities of the Company or the Purchaser having made adequate provision for the payment of each of the Company’s liabilities, the Purchaser shall undertake a voluntary dissolution of the Company pursuant to Section 314 of the BCBCA.

7.9	Tax Matters

(a)	Intended U.S. Tax Treatment. For U. S. federal and applicable state income Tax purposes, the Parties intend that the Distribution, if any, be treated as one in a series of distributions in complete liquidation of the Company (the “Intended U.S. Tax Treatment”). Each of the Parties and their respective affiliates shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended U.S. Tax Treatment (whether in audits, Tax Returns or otherwise) unless otherwise required by Applicable Laws.

(b)	Certain Tax Election. The Purchaser and its affiliates shall not be entitled to make, an election under Section 338(g) of the Code (and any corresponding election under state or local Tax law) with respect to the Company.

Article 8
CONDITIONS

8.1	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order.

(b)	Interim and Final Orders. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(c)	Regulatory Approvals. Each of the Regulatory Approvals has been made, given or obtained on terms acceptable to the Purchaser and is in force and has not been rescinded or modified.

(d)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

8.2	Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	Representations and Warranties of the Company. (i) (A) The representations and warranties of the Company set forth in Paragraphs 2 [Organization], 4 [Authority], 5(a)(i)(A) [No Violation], 3 [Capitalization], 6 [Subsidiaries], and 13 [Brokerage Fees] of Schedule E shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and true and correct in all respects (except for de minimis inaccuracies and inaccuracies which are the result of transactions, changes, conditions, events or circumstances specifically permitted hereunder) as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company set forth in Paragraph 5 (other than 5(a)(i)(A)) [No Violation] of Schedule E shall be true and correct in all material respects (disregarding for purposes of this Section 8.2(a)(i)(B) any materiality, “material” or “Material Adverse Change” qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), and (C) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except in the case of this clause (C) where the failure to be so true and correct in all respects, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Change (disregarding for purposes of this Section 8.2(a)(i)(C) any materiality, “material” or “Material Adverse Change” qualification contained in any such representation or warranty), and (ii) the Company has delivered a certificate confirming same to the Purchaser, executed by an officer of the Company (without personal liability) addressed to the Purchaser and dated the Effective Date.

(b)	Performance of Covenants by the Company. The Company has fulfilled or complied in all material respects with the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by an officer of the Company (without personal liability) addressed to the Purchaser and dated the Effective Date.

(c)	No Legal Action. No Proceeding shall be pending or threatened by any Governmental Entity in any jurisdiction that is reasonably likely to (i) cease trade, enjoin, prohibit, or impose any limitations, damages, or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares, or (ii) prohibit or enjoin the Company or the Purchaser from consummating the Arrangement.

(d)	Material Adverse Change. There shall have not occurred a Material Adverse Change and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case, without personal liability) addressed to the Purchaser and dated the Effective Date.

(e)	Resignations. The Company has received effective resignations and mutual releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Subsidiary, effective as of the Effective Date.

(f)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Common Shares.

(g)	Closing Net Cash. The Closing Net Cash shall equal or exceed the Target Closing Net Cash.

8.3	Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a)	Representations and Warranties of the Purchaser. (i) The representations and warranties of the Purchaser and Parent set forth in Schedule C shall be true and correct in all material respects (disregarding for purposes of this 8.3(a)(i) any materiality or “material” qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) the Purchaser has delivered a certificate confirming same to the Company, executed by an officer of the Purchaser (without personal liability) addressed to the Company and dated the Effective Date.

(b)	Performance of Covenants by the Purchaser. The Purchaser has fulfilled or complied in all material respects with the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Company, executed an officer of the Purchaser (without personal liability) addressed to the Company and dated the Effective Date.

(c)	Deposit of Consideration. The Purchaser shall have complied with its obligations under 2.10.

8.4	Satisfaction of Conditions

The conditions precedent set out in 8.1, 8.2 and 8.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time, and the parties shall execute a certificate confirming the Effective Date.

Article 9
TERMINATION, AMENDMENT AND WAIVER

9.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

9.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time, or such other time as may be expressly stipulated in any of the sections below:

(i)	by mutual written consent of the Purchaser and the Company;

(ii)	by the Company:

(A)	Superior Proposal. In order to accept, approve, recommend or enter into a binding written agreement with respect to a Superior Proposal subject, in each case, to compliance with Section 6.2 and Section 9.3(a);

(B)	Breach of Representation or Warranty or Failure to Perform Covenant by the Purchaser. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in 8.3(a) [Representations and Warranties of the Purchaser] or 8.3(b) [Performance of Covenants by the Purchaser] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of 7.5(c); provided that the Company is not then in breach of this Agreement so as to directly or indirectly cause any condition in 8.2(a) [Representations and Warranties of the Company] or 8.2(b) [Performance of Covenants by the Company] not to be satisfied;

(iii)	by the Purchaser:

(A)	Breach of Representation or Warranty or Failure to Perform Covenant by the Company. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in 8.2(a) [Representations and Warranties of the Company] or 8.2(b) [Performance of Covenants by the Company] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of 7.5(c); provided that the Purchaser is not then in breach of this Agreement so as to directly or indirectly cause any condition in 8.3(a) [Representations and Warranties of the Purchaser] or 8.3(b) [Performance of Covenants by the Purchaser] not to be satisfied; and

(B)	Change in Recommendation or Superior Proposal. If the Board of Directors or the Transaction Committee (1)(I) withholds or withdraws (or amends, modifies or qualifies in a manner adverse to Parent or the Purchaser) the Board Recommendation, or proposes publicly to withhold or withdraw (or amend, modify or qualify in a manner adverse to Parent or the Purchaser) the Board Recommendation or fails to publicly reaffirm the Board Recommendation within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meeting), or (II) withholds or withdraws (or amends, modifies or qualifies in a manner adverse to Parent or the Purchaser) or proposes publicly to withhold or withdraw (or amend, modify or qualify in a manner adverse to Parent or the Purchaser) any of the recommendations of the Transaction Committee referred to in Paragraph 1 of Schedule C to this Agreement, respectively, (2) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal, or (3) takes no position or a neutral position with respect to an Acquisition Proposal for more than five Business Days after the public announcement of such Acquisition Proposal (or beyond the third Business Day prior to the date of the Meeting, if sooner) (in each of the cases set forth in Clause (1), (2) or (3), “Change of Recommendation”); or (4) the Board or any committee of the Board accepts, approves, endorses, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal;

(C)	Material Adverse Change. There has occurred a Material Adverse Change after the date of this Agreement;

(D)	Breach of Non-Solicit. The Company breaches any covenant or obligation in Section 6.1 or Section 6.2 in any material respect; or

(E)	Failure of Closing Condition. One or more closing conditions set forth in Section 8.2 shall not be met as of the Outside Date.

(iv)	by either the Company or the Purchaser

(A)	No Required Approval by Shareholders. The Arrangement Resolution is not approved by the Shareholders at the Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this 9.2(a)(iv)(A) [No Required Approval by Shareholders] if the failure to obtain the approval of the Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(B)	Illegality. After the date of this Agreement, any Law (including with respect to the Regulatory Approvals) is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided that a Party may not terminate this Agreement pursuant to this 9.2(a)(iv)(B) [Illegality] if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement, and provided that the Party seeking to terminate this Agreement pursuant to this 9.2(a)(iv)(B) [Illegality] has used its commercially reasonable efforts, to, as applicable, prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(C)	Occurrence of Outside Date. The Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this 9.2(a)(iv)(C) [Occurrence of Outside Date] if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 9.2 (other than pursuant to Section 9.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

9.3	Termination Payment and Expenses

(a)	The Purchaser shall be entitled to a cash termination payment (the “Termination Payment”) in an amount equal to $2,500,000, subject to the terms of Section 9.3(b), upon the occurrence of any of the following events (each a “Termination Payment Event”), which shall be paid by the Company within the time specified in respect of each such Termination Payment Event:

(i)	this Agreement is terminated by the Purchaser pursuant to Section 9.2(a)(iii)(D) [Breach of Non-Solicit] or Section 9.2(a)(iii)(B) [Change in Recommendation or Superior Proposal], in which case the Termination Payment shall be paid to the Purchaser by 4:00 p.m. (Vancouver time) on the first Business Day after this Agreement is so terminated;

(ii)	this Agreement is terminated by the Company at any time when this Agreement was terminable by the Purchaser pursuant to Section 9.2(a)(iii)(D) [Breach of Non-Solicit] or Section 9.2(a)(iii)(B) [Change in Recommendation or Superior Proposal], in which case the Termination Payment shall be paid to the Purchaser by 4:00 p.m. (Vancouver time) on the first Business Day after this Agreement is so terminated;

(iii)	this Agreement is terminated by the Company pursuant to Section 9.2(a)(ii)(A) [Superior Proposal], in which case the Termination Payment shall be paid to the Purchaser prior to or concurrently with such termination; or

(iv)	(A) this Agreement is terminated by the Purchaser pursuant to Section 9.2(a)(iii)(A) [Company Breach of Representation or Warranty or Failure to Perform Covenant by Company] (but only if one of the conditions not satisfied is Section 9.2(a)(iv)(A) [No Required Approval by Shareholders]) or (B) by the Company or the Purchaser pursuant to Section 9.2(a)(iv)(A) [No Required Approval by Shareholders] or Section 9.2(a)(iv)(C) [Occurrence of Outside Date] and:

(1)	following the date hereof and prior to the date on which this Agreement is terminated, an Acquisition Proposal is publicly announced or made by any person other than the Purchaser or an affiliate of the Purchaser, or any person, other than the Purchaser or an affiliate of the Purchaser, has publicly announced an intention to make an Acquisition Proposal; and

(2)	either (x) any Acquisition Proposal is completed within 12 months following the termination of this Agreement; or (y) an agreement in respect of any Acquisition Proposal is entered into directly or indirectly by the Company within 12 months following the termination of this Agreement and that Acquisition Proposal is completed at any time after the termination of this Agreement, in which case the Termination Payment shall be paid to the Purchaser concurrently with the completion of that Acquisition Proposal.

(b)	Upon written notice to the Company, the Purchaser may assign its right to receive the Termination Payment to any affiliate of the Purchaser. The Termination Payment shall be paid by the Company to the Purchaser or its assignee, as applicable, by wire transfer in immediately available funds to an account specified by the Purchaser. For greater certainty, the obligations of the Parties under this Section 9.3 shall survive the termination of this Agreement, regardless of the circumstances thereof.

(c)	Each Party acknowledges that the agreements contained in Section 9.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Parties would not enter into this Agreement. The Purchaser acknowledges that the amount set out in Sections 9.3(a) in respect of the Termination Payment represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(d)	For greater certainty, the Company shall not be obligated to make more than one Termination Payment under this Section 9.3.

9.4	Effect of Termination Payment / Survival

(a)	For greater certainty, the Purchaser agrees that the Termination Payment to be received pursuant to Section 9.3 is the sole remedy in compensation or damages of the Purchaser with respect to the events giving rise to the termination of this Agreement and the resulting payment of such amounts; provided, however, that nothing contained in this Section 9.4, and no payment of any such payment, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a party in the event of fraud or a Willful Breach by the Company or the Subsidiary of its representations, warranties, covenants or agreements set forth in this Agreement, which breach and liability shall not be affected by termination of this Agreement or any payment of the amounts set out in Section 9.3 or 10.4. In no event shall the Purchaser be entitled to both specific performance to cause the Company to consummate the transactions contemplated by this Agreement and the payment of the Termination Payment. Notwithstanding the foregoing, nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

(b)	The representations and warranties of the Company and the Purchaser and Parent contained in this Agreement shall expire and be terminated on the earlier of the Effective Time or the termination of this Agreement and no Party shall be liable for any breach of any representation or warranty under this Agreement whether occurring prior to or after the Effective Time or the termination of this Agreement.

(c)	The last sentence of Section 6.5, this Article 9 and Article 10 shall survive the completion of the Arrangement or the termination of this Agreement, in accordance with their terms, if applicable.

Article 10
GENERAL PROVISIONS

10.1	Amendment

This Agreement may not be amended except by an instrument signed by each of the Parties hereto.

10.2	Waiver

At any time prior to the termination of this Agreement pursuant to Section 9.1, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

10.3	Directors’ and Officers’ Insurance and Indemnification

(a)	Prior to the Effective Time, the Company shall purchase as an extension to the Company’s current directors’ and officers’ liability insurance policies, six year run-off insurance as of the Effective Time providing such coverage for such persons on terms comparable to those contained in the Company’s current insurance policies for acts and/or omissions and/or events occurring prior to the Effective Time (the “D&O Tail Policy”); provided, that the premium will not exceed 300% of the annual premium currently charged to the Company for directors’ and officers’ liability insurance.

(b)	All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the Arrangement (and rights to advancement of expenses) now existing in favor of any person who is or prior to the completion of the Arrangement becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company’s Constating Documents or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the date of this Agreement and that has been made available to Parent (i) shall be assumed by the surviving corporation following the completion of the Arrangement, without further action, (ii) shall survive the completion of the Arrangement, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the date of this Agreement, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, and the surviving corporation following the completion of the Arrangement shall be bound thereby to the fullest extent available under applicable Law for a period of six years from the completion of the Arrangement, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 10.3(b) and the rights provided under this Section 10.3(b) until full and final disposition of such claim. Parent shall cause the surviving corporation following the completion of the Arrangement to perform its obligations under this Section 10.3(b). In connection with the winding up contemplated by Section 7.8, the Purchaser shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 10.3(b).

10.4	Expenses

(a)	Except as otherwise expressly provided in this Agreement, the Parties agree that all out-of-pocket expenses of the Parties relating to this Agreement or the transactions contemplated hereby shall be paid by the Party incurring such expenses, irrespective of the completion of the transactions contemplated hereby.

10.5	Public Statements

The Parties shall, acting reasonably, agree on the text of any news releases to be issued in connection with the Arrangement. Except as required by applicable Laws or applicable stock exchange requirements, neither the Purchaser, Parent nor the Company shall make any public announcement or statement with respect to the Arrangement, this Agreement or the financial condition, properties, assets or liabilities of the Company without the approval of the other Party, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law or applicable stock exchange requirements. Moreover, in any event, each Party agrees to give prior notice to the other of any such public announcement relating to the Arrangement or this Agreement and agrees to consult with the other prior to issuing each such public announcement. Each of the Purchaser and the Company agrees that, promptly after the entering into of this Agreement, they shall issue a joint press release announcing the entering into of this Agreement and the Contemplated Transactions, which press release shall be satisfactory in form and substance to each of the Parties, acting reasonably. Notwithstanding the foregoing, each Party may, without approval from, notice to or consultation with the other Party, make any public statement consistent with previous public statements made jointly by the Parties (or individually, if approved by the other Party).

10.6	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by personal delivery, email delivery or overnight courier service, in each case addressed as respectively set forth below or to such other address as any Party will have previously designated by such a notice. Any notice, consent, waiver, direction or other communication aforesaid shall be deemed to have been given and received on the date and time of personal delivery, the date and time on which email is sent or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

The address for service for each of the Parties hereto shall be as follows:

(a)	if to the Company:

ESSA Pharma Inc.
999 West Broadway St., Suite 720,
Vancouver, British Columbia V5Z 1K5

Attention:	David S. Wood
Email:	dwood@essapharma.com

with a copy (which does not constitute notice) to:

Blake, Cassels & Graydon LLP
1133 Melville Street, Suite 3500, The Stack,
Vancouver, British Columbia V6E 4E5

Attention:	Joseph Garcia
Steven McKoen, KC

Email:	joseph.garcia@blakes.com
steven.mckoen@blakes.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Richard Grossman
Faiz Ahmad

Email:	richard.grossman@skadden.com
faiz.ahmad@skadden.com

(b)	if to Parent or the Purchaser:

XenoTherapeutics, Inc.
923 Elm Street #72
Manchester, New Hampshire 03101

Attention:	Jon Adkins
Email:	jon.adkins@xenofoundation.org

(c)	if to XRC:

XOMA Royalty Corporation
2200 Powell Street, Suite 310
Emeryville, California 94608

Attention:	Legal Department; Bradley Sitko
Email:	legalgroup@xoma.com; brad.sitko@xoma.com

with a copy (which does not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1 Embarcadero Center, Suite 2600
San Francisco, California 94111

Attention:	Ryan A. Murr / Branden C. Berns
Email:	rmurr@gibsondunn.com; / bberns@gibsondunn.com

10.7	Severability

If any provision, covenant or restriction of this Agreement is determined by a court of competent jurisdiction to be invalid, void, illegal or unenforceable in any respect, all other provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party hereto. Notwithstanding anything else in this Agreement, no term or other provision herein shall require a Party to contravene applicable Law. Upon a determination that any term or other provision is invalid, void, illegal or incapable of being enforced or that a term or other provision would require a Party to contravene applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.8	Obligation of Parent

Parent shall ensure that the Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to the Purchaser under this Agreement, and Parent shall be jointly and severally liable with the Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

10.9	No Third Party Beneficiaries

This Agreement is not intended to confer on any person other than the Parties, any rights or remedies except that Section 10.3 and 10.10 are (a) intended for the benefit of the persons specified therein as and to the extent applicable in accordance with its terms, and will be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives and the Company will hold the rights and benefits of Section 10.3 and 10.10 in trust for and on behalf of such persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of such persons as directed by such persons, and (b) in addition to, and not in substitution for, any other rights that such persons may have by contract or otherwise.

10.10	No Liability

(a)	No director or officer of the Purchaser or Parent shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or Parent.

(b)	No director or officer of the Company or its Subsidiary shall have any personal liability whatsoever to the Purchaser or Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or its Subsidiary.

10.11	Entire Agreement

This Agreement, including, for greater certainty, the Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or therein.

10.12	Equitable Remedies

The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Purchaser or Parent on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Purchaser and Parent on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the Parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Parties further agree that (a) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted, and (b) nothing set forth in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination), nor shall the commencement of any Proceeding restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 9 or pursue any other remedies under this Agreement that may be available then or thereafter.

10.13	Assignment

This Agreement shall not be assigned by operation of Law or otherwise other than as expressly permitted by this Agreement. This Agreement may be assigned by the Company with the prior written consent of the Purchaser and may be assigned by the Purchaser and/or Parent with the prior written consent of the Company; provided that the Purchaser may assign all of or any part of its rights and/or obligations under this Agreement to an affiliate without the consent of the Company provided that the assignee delivers to the Company an instrument in writing executed by the assignee confirming that it is bound by the terms of this Agreement as if it were an original signatory and provided further that the Purchaser shall continue to be liable for any breach or default in performance by the assignee of this Agreement.

10.14	Governing Law and Jurisdiction

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties irrevocably and unconditionally (a) submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

10.15	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart. The Parties shall be entitled to rely upon delivery of an executed facsimile, PDF email transmission or similar executed electronic copy of this Agreement, and such facsimile, PDF email transmission or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

10.16	Certain Assurances

(a)	XRC agrees to use its reasonable best efforts to cause Parent or Purchaser, as applicable, and, during the period between the date hereof and the Effective Date, to perform all of its agreements, covenants and obligations under this Agreement. XRC unconditionally and irrevocably guarantees to the Company the full and complete performance by Parent and Purchaser, as applicable, of its respective obligations under this Agreement including the due and punctual payment in full of any obligations of the Parent or Purchaser as and when due and payable pursuant to this Agreement. This obligation of XRC represents and absolute, present, primary, continuing and unconditional guarantee of payment and performance and not of collection. XRC hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Parent or Purchaser, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.16. XRC shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Parent and Purchaser, as applicable, under this Agreement. XRC’s obligations hereunder shall not be subject to any reduction, limitation, impairment, or termination for any reason (other than by indefeasible payment in performance in full thereof).

(b)	XRC hereby makes to the Company the representations and warranties set out in Schedule D to this Agreement and acknowledge that the Company is relying upon these representations and warranties in connection with entering into this Agreement. The representations and warranties of XRC contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the Parties hereto.

XenoTherapeutics, Inc.

By:
Name:
Title:

Xeno Acquisition CORP.

By:
Name:
Title:

ESSA PHARMA INC.

By:
Name: David Wood
Title: Chief Financial Officer

solely for purposes of Section 10.16 hereof,

XOMA ROYALTY CORPORATION

By:
Name:
Title:

Schedule A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Arrangement” means an arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order.

(b)	“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting.

(c)	“BCBCA” means the Business Corporations Act (British Columbia).

(d)	“Business Combination Agreement” means the business combination agreement dated as of July 13, 2025 between the Parent, the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

(e)	“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in the Province of British Columbia, and (ii) a day on which banks are generally closed in the Province of British Columbia or the City of San Francisco, California, United States.

(f)	“Canadian Securities Regulators” means, collectively, the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada.

(g)	“Cash Amount” has the meaning specified in the Business Combination Agreement.

(h)	“Closing Cash Calculation” has the meaning specified in the Business Combination Agreement.

(i)	“Common Shares” means the common shares in the capital of the Company.

(j)	“Company” means ESSA Pharma Inc., a corporation existing under the laws of the Province of British Columbia.

(k)	“Consideration” has the meaning specified in the Business Combination Agreement.

(l)	“Court” means the Supreme Court of British Columbia.

(m)	“CVR” has the meaning specified in the Business Combination Agreement.

(n)	“Depositary” has the meaning specified in Section 6.6.

(o)	“Dissent Rights” has the meaning specified in Section 3.1.

(p)	“Dissenting Shareholder” means a registered holder of Common Shares as of the Record Date who has duly and validly exercised its Dissent Rights in accordance with Section 3.1 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

(q)	“Distribution” has the meaning specified in the Business Combination Agreement.

(r)	“DRS Advice” means a direct registration statement advice.

(s)	“Effective Date” means the date on which the Arrangement becomes effective, as set out in the Business Combination Agreement.

(t)	“Effective Time” means 12:01 a.m. (Vancouver Time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

(u)	“Encumbrance” means any encumbrance, lien, mortgage, charge, hypothec, pledge, title retention agreement, security interest of any nature, prior claim, adverse interest, adverse claim, exception, reservation, servitude, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, other third-party interest or encumbrance of any kind or any Contract to create any of the foregoing, in each case, whether contingent or absolute.

(v)	“Fair Value” means with regard to a Common Share, the fair value of such Common Share at the Effective Time.

(w)	“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in form and substance acceptable to both the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, affirmed, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably).

(x)	“Governmental Entity” means:

(i)	any domestic or foreign federal, provincial, territorial, regional, state, municipal or other government, governmental department, quasi-government, administrative, judicial or regulatory authority (including any Securities Authorities), agency, minister or ministry, board, body, bureau, commission (including any securities commission), instrumentality court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court;

(iii)	any stock exchange; or

(iv)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing entities established to perform a duty or function on its behalf.

(y)	“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to both the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably.

(z)	“Laws” means, with respect to any person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law or Order relating or applicable to such person, property, transaction, event or other matter.

(aa)	“Legacy Option Plan” means the ESSA Amended and Restated Stock Option Plan dated October 4, 2019;

(bb)	“Letter of Transmittal” means the letter of transmittal to be sent by the Company to Shareholders in connection with the Arrangement.

(cc)	“Meeting” means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution, which Meeting may also include annual shareholder meeting matters.

(dd)	“Option Plan” means the 2022 Omnibus Incentive Plan of the Company, as amended March 6, 2024.

(ee)	“Options” means outstanding options to acquire Common Shares under the Option Plan or the Legacy Option Plan.

(ff)	“Parties” means the Company, Parent and the Purchaser and “Party” means any one of them.

(gg)	“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

(hh)	“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Business Combination Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

(ii)	“Purchaser” means Xeno Acquisition Corp., a company existing under the laws of Delaware, or, in accordance with Section 10.13 of the Business Combination Agreement, any of its successors or permitted assigns.

(jj)	“Record Date” means the record date for determining Shareholders entitled to vote at the Meeting.

(kk)	“SEC” means the U.S. Securities and Exchange Commission.

(ll)	“Securities Authorities” means, collectively, the Canadian Securities Regulators and the SEC;

(mm)	“Shareholders” means the holders of Common Shares.

(nn)	“Tax Act” means the Income Tax Act (Canada).

(oo)	“Warrants” means the outstanding pre-funded common share purchase warrants of the Company.

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)	references to an “Article,” “Section” or a “Schedule” are references to an Article, Section of or Schedule to this Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	references to any legislation or to any provision of any legislation shall include any legislative provision substituted therefor and all regulations, resolutions, rules and interpretations issued thereunder or pursuant thereto, in each case as the same may have been or may hereafter be amended or re-enacted from time-to-time unless stated otherwise;

(f)	references to any agreement or document shall be to such agreement or document (together with all schedules and exhibits thereto), as it may have been or may hereafter be amended, supplemented, replaced or restated from time-to-time;

(g)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively;

(h)	the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(i)	the term “made available” means copies of the subject materials were included in the Data Room as of 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of this Agreement;

(j)	all capitalized terms used in any Schedule or in the Disclosure Letter shall have the meanings ascribed to them in this Agreement;

(k)	time is of the essence in the performance of the Parties’ respective obligations; and

(l)	unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

Article 2
THE ARRANGEMENT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of and forms part of the Business Combination Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement will become effective at, and be binding at and after, the times referred to in Section 2.3 on: (a) the Company, (b) Parent, (c) the Purchaser, (d) all registered and beneficial Shareholders (including Dissenting Shareholders), (e) holders of Options, (f) holders of Warrants, and (g) the Depositary, in each case without any further act or formality required on the part of the Court, the Registrar or any other person.

2.3	Arrangement

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, effective as at five-minute intervals starting at the Effective Time, except as indicated otherwise:

(a)	each Warrant outstanding immediately prior to the Effective Time shall, notwithstanding the terms of the warrant certificate, warrant indenture or similar agreement pursuant to which any Warrants were granted or issued, without any further action by or on behalf of the holder thereof, be deemed to be assigned and surrendered by such holder to the Company in exchange for, in respect of each Common Share acquirable upon exercise of the Warrants, (i) an amount in cash from the Company equal to the Cash Amount minus any applicable exercise price, with such amounts to be paid to the applicable holders in accordance with Section 4.1(c) and (ii) one CVR, and such Warrant shall immediately be cancelled;

(b)	each Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, notwithstanding the terms of the Option Plan governing such Option or any award or similar agreement pursuant to which any Options were granted or awarded, as applicable, be deemed to be unconditionally vested exercisable and, without any further action by or on behalf of the holder thereof, shall be deemed to be assigned and surrendered by such holder to the Company in exchange for, in respect of each Option for which the Cash Amount exceeds the applicable exercise price in respect of such Option, (i) an amount in cash from the Company equal to the Cash Amount less the applicable exercise price in respect of such Option, with such amounts to be paid to the applicable holders in accordance with Section 4.1(c) and (ii) one CVR, and such Option shall immediately be cancelled and all of the Company’s obligations with respect to each such Option shall be deemed to be fully satisfied. For greater certainty, where the exercise price of any Option is greater than or equal to the Cash Amount, neither the Company nor the Purchaser shall be obligated to pay the holder of such Option the Consideration or any other amount in respect of such Option, and the Option shall be immediately cancelled without any payment therefor;

(c)	(i) each holder of Warrants or Options shall cease to be a holder of such Options or Warrants, (ii) such holder’s name shall be removed from each applicable register, (iii) the Legacy Option Plan and Option Plan and any and all award or similar agreements relating to the Warrants and Options shall be terminated and shall be of no further force and effect, and (iv) such holder shall cease to have any rights as a holder in respect of such Options and Warrants and thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(a) and Section 2.3(b), as applicable, at the time and in the manner specified in Section 2.3(a), Section 2.3(b) and Section 4.1, as applicable;

(d)	each Common Share outstanding immediately prior to the Effective Time held by a Dissenting Shareholder shall be deemed to have been transferred (free and clear of all Encumbrances), without any further act or formality by or on behalf of any Dissenting Shareholder, to the Purchaser, in consideration for a debt claim against the Purchaser for an amount determined under Article 3, and:

(i)	such Dissenting Shareholder shall cease to be the registered holder of such Common Share and to have any rights as a Shareholder other than the right to be paid Fair Value for such set out in Section 3.1;

(ii)	such Dissenting Shareholder’s name shall be removed as the registered holder of Common Shares from the applicable register of Shareholders maintained by or on behalf of the Company; and

(iii)	the Purchaser shall be deemed to be the transferee of such Common Shares free and clear of all Encumbrances and shall be entered in the register of the Shareholders maintained by or on behalf of the Company;

(e)	each Common Share outstanding immediately prior to the Effective Time (other than a Common Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised under Section 2.3(d), the Purchaser or any affiliate of the Purchaser) shall be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the Consideration, and:

(i)	each registered holder of such Common Shares shall cease to be the registered holder thereof and to have any rights as a Shareholder other than the right to be paid the Consideration pursuant to this Section 2.3(e) and in accordance with this Plan of Arrangement;

(ii)	the name of each such registered holder shall be removed from the register of the Shareholders maintained by or on behalf of the Company; and

(iii)	the Purchaser shall be deemed to be the transferee of such Common Shares free and clear of all Encumbrances and shall be entered in the register of the Shareholders maintained by or on behalf of the Company;

(f)	the exchanges and cancellations provided for in this Section 2.3 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

Article 3
RIGHTS OF DISSENT

3.1	Rights of Dissent

Each registered holder of Common Shares as of the Record Date may exercise dissent rights with respect to all Common Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by this Section 3.1, the Interim Order and any other order of the Court, provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in Section 242(1)(a) of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder that duly exercises such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred the Common Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Encumbrances (other than the right to be paid Fair Value for such Common Shares as set out in this Section 3.1), as provided in Section 2.3(d) and if they:

(a)	ultimately are entitled to be paid Fair Value for such Common Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(d)); (ii) will be entitled to be paid the Fair Value of such Common Shares by the Purchaser, less any applicable withholdings pursuant to Section 4.3, which Fair Value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Common Shares; or

(b)	ultimately are not entitled, for any reason, to be paid Fair Value for such Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a Shareholder that is not a Dissenting Shareholder and shall be entitled to receive only the Consideration contemplated by Section 2.3(e) hereof that such Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights.

3.2	Recognition of Dissenting Shareholders

(a)	In no circumstances shall the Purchaser, the Company or any other person be required to recognize a person exercising Dissent Rights in respect of any Common Shares unless such person is the registered holder of those Common Shares as of the Record Date and as of the deadline for exercising Dissent Rights in respect of which such rights are sought to be exercised.

(b)	For greater certainty, in no case shall the Purchaser, the Company or any other person be required to recognize Dissenting Shareholders as holders of Common Shares after the Effective Time, and the names of such Dissenting Shareholders shall be removed from the Company’s central securities register in respect of those Common Shares at the same time as the event described in Section 2.3(c) occurs.

(c)	In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Options or Warrants, and (ii) holders of Common Shares who vote or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution.

Article 4
CERTIFICATES AND PAYMENTS

4.1	Payment and Delivery of Consideration

(a)	The Purchaser shall, following receipt of the Final Order and final agreement on the Closing Cash Calculation, and at least one Business Day prior to the Effective Date, (i) provide or cause to be provided to, the Depositary sufficient funds to satisfy the aggregate cash Consideration payable to the Shareholders (other than in respect of Common Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) pursuant to the Plan of Arrangement, which funds shall be held by the Depositary in escrow as agent and nominee for such Shareholders (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably), (ii) CVRs to satisfy the aggregate number of CVRs payable to Shareholders, which CVRs shall be held by the Depositary in escrow as agent and nominee for such Shareholders (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) and (iii) if requested by the Company, provide the Company with sufficient funds, in the form of a loan to the Company (on terms and conditions to be agreed by the Company and the Purchaser, acting reasonably), to allow the Company to effect the payments set forth in Section 4.1(c) (including any payroll taxes in respect thereof).

(b)	Upon surrender to the Depositary for cancellation of a certificate or DRS Advice which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 2.3(d) or Section 2.3(e), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, such Shareholder shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Shareholder, (i) the cash payment which such holder has the right to receive under the Plan of Arrangement for such Common Shares, without interest, less any amounts withheld pursuant to Section 4.3, and any certificate or DRS Advice so surrendered shall forthwith be cancelled; and (ii) the number of CVRs which such Shareholder has the right to receive under the Plan of Arrangement for such Common Shares.

(c)	As soon as practicable after the Effective Time, the Purchaser shall cause the Company, or the relevant subsidiaries of the Company, to deliver to each former holder of Options and Warrants, (i) the cash payment, if any, net of applicable withholdings pursuant to Section 4.3, that such holder is entitled to receive under the Plan of Arrangement, either (A) pursuant to the normal payroll practices and procedures of the Company, or the relevant subsidiaries of the Company, or (B) in the event that payment pursuant to the normal payroll practices and procedures of the Company or the relevant subsidiaries of the Company, is not applicable to or practicable for any such holder, by cheque (delivered to the address of such holder of Options and Warrants, as reflected on the register maintained by or on behalf of the Company in respect of Options and Warrants) or such other means as the Company may elect and (ii) the number of CVRs which such former holder of Options and Warrants has the right to receive under the Plan of Arrangement for such Options and Warrants. Notwithstanding that amounts under this Plan of Arrangement are calculated in U.S. dollars, the Company is entitled to make the payments contemplated in this Section 4.1(c) in the applicable currency in respect of which the Company customarily makes payment to such holder by using the applicable Bank of Canada daily exchange rate in effect on the date that is five Business Days immediately preceding the Effective Date.

(d)	Until surrendered as contemplated by this Section 4.1, each certificate or DRS Advice that immediately prior to the Effective Time represented Common Shares (other than Common Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), shall be deemed after the Effective Time to represent only the right to receive upon such surrender the cash payment which the holder is entitled to receive pursuant to this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate or DRS Advice formerly representing Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company or the Purchaser. On such date, all cash payments to which such former Shareholder was entitled shall be deemed to have been surrendered to the Purchaser and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(e)	Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time, shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser for no consideration.

(f)	No former holder of Common Shares, Options and Warrants shall be entitled (following the completion of the Plan of Arrangement) to receive any consideration with respect to such securities other than the cash payment, if any, which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than, in respect of Common Shares, any payment in connection with the Distribution, if any, and any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate or DRS Advice which, immediately prior to the Effective Date, represented outstanding Common Shares that were transferred pursuant to Section 2.3;

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, the cash payment that such Shareholder has the right to receive in accordance with Section 2.3 and such Shareholder’s Letter of Transmittal. When authorizing such exchange for any lost, stolen or destroyed certificate, the person to whom such cash payment is to be delivered shall, as a condition precedent to the delivery of such cash payment, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Purchaser and the Depositary in a manner satisfactory to the Purchaser and the Depositary (acting reasonably) against any claim that may be made against the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

Each Party, their affiliates, or any other applicable withholding agent shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any person (an “Affected Person”) pursuant to this Plan of Arrangement, the Business Combination Agreement or the CVR Agreement such amounts as the applicable payor determines, acting reasonably, are required to be deducted and withheld therefrom under any provision of applicable Law in respect of Taxes (a “Withholding Obligation”). To the extent that such amounts are so deducted, withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Plan of Arrangement, the Business Combination Agreement or the CVR Agreement as having been paid to the Affected Person.

4.4	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances or other claims of third parties of any kind.

4.5	Calculations

All aggregate amounts of cash consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01). All calculations and determinations made in good faith by the Purchaser, the Company or any of the subsidiaries of the Company, or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

Article 5
AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Purchaser and the Company (subject to the Business Combination Agreement), each acting reasonably, (iii) be filed with the Court and, if made following the Meeting, approved by the Court, and (iv) be communicated to Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Meeting (provided that the Purchaser or the Company (subject to the Business Combination Agreement), as applicable, shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Shareholders in the manner directed by the Court.

(d)	The Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Business Combination Agreement.

Article 6
PARAMOUNTCY

From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Options and Warrants, (b) the rights and obligations of registered and beneficial holders of Common Shares (including Dissenting Shareholders), Options and Warrants, and the Company, the Purchaser, the Depositary and any trustee or registrar and transfer agent for the Common Shares, Options and Warrants, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Options and Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

Schedule B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(a)	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) of ESSA Pharma Inc. (the “Company”), pursuant to the business combination agreement (as it may from time to time be amended, modified or supplemented, the “Business Combination Agreement”) between the Company, XenoTherapeutics, Inc., Xeno Acquisition CORP and XOMA Royalty Corporation, dated July 13, 2025, all as more particularly described and set forth in the management information circular of the Company dated [●], 2025 (the “Circular”) and as it may from time to time be amended, modified or supplemented in accordance with the Business Combination Agreement, is hereby authorized, approved and adopted.

(b)	The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Business Combination Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix [●] to the Circular, is hereby authorized, approved and adopted.

(c)	The (i) Business Combination Agreement and all transactions contemplated therein, (ii) actions of the directors of the Company in approving the Business Combination Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement, and any amendments, modifications or supplements thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

(d)	The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(e)	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of the Company or that the Arrangement has been approved by Court, the directors of the Company are hereby authorized and empowered, at their discretion, without notice to or approval of the shareholders of the Company, (i) to amend, modify or supplement the Business Combination Agreement or the Plan of Arrangement to the extent permitted thereby, and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement and any related transactions.

(f)	Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to make or cause to be made an application to the Court for an order approving the Arrangement and to deliver or file all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

(g)	Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver or cause to be executed and delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

Schedule C

Representations and Warranties of the PURCHASER AND PARENT

1.            Organization

Each of the Purchaser and Parent is duly incorporated and is a company validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power, authority and legal capacity to own or to hold the Common Shares and to complete the transactions to be completed by it as contemplated in this Agreement. The Purchaser is duly registered, qualified or otherwise authorized to do business in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration, qualification or authorization necessary, except where the failure to be so registered or in good standing would not reasonably be expected to prevent or materially impede the ability of the Purchaser to consummate the Contemplated Transactions.

2.            Authority

Each of the Purchaser and Parent has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of the Purchaser and Parent and is a valid and binding agreement of the Purchaser and Parent enforceable against each of them by the Company in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws and to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. No other corporate proceedings of the Purchaser or Parent are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

3.            No Violation

(a)	The execution and delivery by the Purchaser and Parent of this Agreement and the performance by each of the Purchaser or Parent of its obligations under this Agreement and the acquisition of Common Shares pursuant to the Arrangement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

(i)	the Purchaser’s or Parent’s Constating Documents;

(ii)	any applicable Laws, except to the extent that the violation or breach of, or default under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on the ability of the Purchaser or Parent to perform its obligations under this Agreement; or

(iii)	any Order.

(b)	The execution and delivery by the Purchaser of this Agreement and the performance of its obligations hereunder and the consummation by the Purchaser of the Arrangement and the transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Entity by the Purchaser other than (i) the Regulatory Approvals; (ii) the Interim Order and the Final Order; (iii) filings under the BCBCA in respect of the Arrangement; (iv) a post-closing notification under the Investment Canada Act; and (v) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably be expected to, individually or in the aggregate, prevent or materially impede the ability of the Purchaser to consummate the Contemplated Transactions.

C-2

4.            Residency

Each of the Purchaser and Parent is resident in the jurisdiction set out on the first page of this Agreement.

5.            Litigation

There are no material investigations, actions, suits or proceedings at Law or in equity or by or before any Governmental Entity now pending against or affecting the Purchaser (or its properties or assets) reasonably likely to prevent or materially delay consummation of the Contemplated Transactions.

6.            Compliance with Laws

The Purchaser is in compliance with all applicable Laws, except for non-compliances which would not reasonably be expected to prevent or materially delay the completion of the Arrangement by the Purchaser.

7.            Sanctions

(a)	Neither Parent nor the Purchaser are, or are directly or indirectly owned, held or controlled by or on behalf of, any person or persons listed on any list of designated persons (“Sanctioned Persons”) subject to international sanctions or trade embargoes imposed, authorized, administered or enforced by any Governmental Entity of Canada, the United States, the UK, or the EU or its member states (collectively, “Sanctions”).

(b)	Neither Parent nor the Purchaser are organized, resident or located in any country or territory that is the target of comprehensive Sanctions, including Belarus, Cuba, Iran, North Korea, Russia, Syria, or the occupied Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine.

8.            Sufficient Funds

The Purchaser has (or has available to it), and will have as of the Effective Time sufficient cash available to pay all amounts to be paid by the Purchaser in connection with this agreement, including Purchaser’s costs and expenses and the aggregate Consideration on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose. In no event shall the receipt or availability of any funds or financing by or to Purchaser or any of their respective affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

Schedule D

Representations and Warranties of XRC

1.            Organization

XRC is duly incorporated and is a company validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power, authority and legal capacity to own or to complete the transactions to be completed by it as contemplated in this Agreement.

2.            Authority

XRC has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by XRC and is a valid and binding agreement of XRC enforceable against it by the Company in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws and to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. No other corporate proceedings of XRC are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

3.            No Violation

(a)	The execution and delivery by XRC of this Agreement and the performance by XRC of its obligations under this Agreement will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

(i)	XRC’s Constating Documents;

(ii)	any applicable Laws, except to the extent that the violation or breach of, or default under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on the ability of XRC to perform its obligations under this Agreement; or

(iii)	any Order.

4.            Residency

XRC is resident in the jurisdiction set out on the first page of this Agreement.

Schedule E

Representations and Warranties of the Company

1.            Board Approval

(a)	The Transaction Committee, after consultation with its financial and legal advisors, has unanimously recommended that the consideration to be received under the Arrangement is fair from a financial point of view to the Shareholders and that it would be in the best interests of the Company and the Shareholders for the Company to support and facilitate the Arrangement, enter into this Agreement and to take all reasonable action to support the Arrangement and to recommend acceptance of the Arrangement to the Shareholders.

(b)	After consultation by the Board of Directors with its financial and legal advisors and the Transaction Committee, the members of the Board of Directors who voted thereon have unanimously determined that:

(i)	the Contemplated Transactions are in the best interests of the Company and the Shareholders and, accordingly, has unanimously approved the entering into of this Agreement and the making of the Board Recommendation and no action has been taken to amend or supersede such determinations, resolutions, or authorizations; and

(ii)	the press release to be issued by the Purchaser announcing the Contemplated Transactions may so state and that references to such support may be made in the Circular and other documents relating to the Arrangement.

2.            Organization

The Company and the Subsidiary are each a corporation duly incorporated or continued, as applicable, and validly existing and in good standing under the laws of the jurisdiction of its governing jurisdiction. The Company and the Subsidiary each have full corporate power and capacity to own and lease its property and to carry on its business. The Company and its Subsidiary are each duly qualified, licensed or registered to carry on business in the jurisdictions in which it carries on business and owns property where so required by the laws of such jurisdictions and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement, or document. Other than in connection with the Discontinuance, to the knowledge of the Company, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, capacity or qualification. True and complete copies of the Constating Documents of the Company and its Subsidiary have been disclosed to the Purchaser and no action has been taken to amend or supersede such documents.

3.            Capitalization

(a)	The Company is authorized to (i) issue an unlimited number of Common Shares, of which 44,338,550 Common Shares are issued and outstanding as of the date hereof and (ii) an unlimited number of preferred shares, issuable in series, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding Common Shares are fully paid and non-assessable and have been duly and validly authorized and issued. As of the date hereof, there were (A) 8,869,962 Common Shares issuable on exercise outstanding Options under the Option Plan and Legacy Option Plan and (B) 2,920,000 Common Shares issuable on exercise of outstanding Warrants. No other securities of the Company are issued and outstanding other than the Common Shares referred to in this paragraph 3(a) and the Convertible Securities referred to in Schedule 3(f) to the Disclosure Letter. The Company has provided to the Purchaser, for all of the outstanding Options, a true and complete list setting out the name of each holder of an Option, the number of Options held by such person and the exercise price, date of grant, vesting schedule and expiry date of each such Option, as well as a true and complete copy of the Option Plan and Legacy Option Plan.

(b)	All outstanding Common Shares and the Common Shares to be issued on the exercise of Options have been duly authorized. The outstanding Common Shares are, and the Common Shares to be issued on the exercise of Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares.

(c)	Except as set forth in Schedule 3(c) to the Disclosure Letter, there are no outstanding bonds, debentures or other evidence of indebtedness of the Company or any Subsidiary of the Company having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Common Shares on any matter. There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Common Shares or with respect to the voting or disposition of any outstanding securities of the Company or any Subsidiary of the Company.

(d)	Except as set forth in Schedule 3(d) to the Disclosure Letter, no holder of securities issued by the Company or any Subsidiary of the Company has any right to compel the Company to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(e)	The rights, privileges, restrictions and conditions attached to the Common Shares of the Company are as set out in the articles of incorporation of the Company together with any amendments thereto or replacements thereof.

(f)	Except as set forth in Schedule 3(f) to the Disclosure Letter, no person has any Convertible Securities. Schedule 3(f) to the Disclosure Letter sets out the number, date of expiry and exercise or conversion price of each Convertible Security, as applicable. Except as set out in Schedule 3(f) to the Disclosure Letter, no Shareholder has any existing participation right or pre-emptive right or right of first refusal in respect of the allotment and issuance of any unissued or other shares of the Company.

4.            Authority

The Company has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company by the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. No other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby, other than the Required Securityholder Approval, the Interim Order and the Final Order.

5.            No Violation

(a)	The execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement and the acquisition of Common Shares pursuant to the Arrangement will not:

(i)	result (with or without notice or the passage of time) in a material violation or breach of or constitute a default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

(A)	its or any of its Subsidiary’s Constating Documents;

(B)	the Material Contracts;

(C)	any applicable Laws;

(D)	any note, bond, mortgage, indenture, instrument, Contract, agreement, lease, Authorization or government grant or license to which the Company or the Subsidiary is party or by which it is bound; or

(E)	any Order;

(ii)	give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of the Company or any Subsidiary of the Company, or cause any credit available to the Company or any Subsidiary of the Company which is material to the Company and the Subsidiary of the Company, taken as a whole, to cease to be available, or cause any security interest in any assets of the Company or any Subsidiary of the Company to become enforceable or realizable;

(iii)	give rise to any or other change of any right or obligation or the loss of any benefit to which the Company or the Subsidiary is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any such note, bond, mortgage, indenture, Contract, agreement, lease, Authorization or government grant or license; or

(iv)	result in the imposition of any Encumbrance upon any assets of the Company or the Subsidiary.

(b)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by the Company in connection with the consummation of the Contemplated Transactions other than those which are expressly contemplated by the Plan of Arrangement and this Agreement and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or be reasonably likely to materially delay the consummation of the Contemplated Transactions.

(c)	To the knowledge of the Company, there are no pending changes to applicable Laws or governmental position that could reasonably be expected to materially affect the Discontinuance.

6.            Subsidiaries

The Company has no Subsidiaries and no direct or indirect interest in any other corporation, association, incorporated joint venture or other entity, other than as set out on Schedule 6 to the Disclosure Letter. The Company owns, directly or indirectly, as sole registered and beneficial owner, 100% of the outstanding shares of its Subsidiary, all of which are validly issued, fully paid, non-assessable and are beneficially owned by the Company free and clear of any Encumbrances and no such shares or interests have been issued in violation of any pre-emptive or similar rights or any applicable Laws. No person holds any securities convertible into or exchangeable for any shares of the Subsidiary or has any Contract, agreement, entitlement, understanding, commitment, warrant, option or right (contingent or otherwise) for the purchase or other acquisition of any unissued shares, other securities or other ownership interest, legal or beneficial, of the Company or its Subsidiary, and other than in respect of Common Shares issuable upon exercise of Options, the conversion of indebtedness or the exercise or conversion of Convertible Securities (each as referred to in paragraph 3 above). There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Subsidiary. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Subsidiary.

7.            Corporate Records

The corporate records and minute books of the Company and its Subsidiary, which have been made available to the Purchaser, are complete and true and correct in all material respects and such minute books contain copies of minutes of all meetings of the directors, committees of directors and holders of Common Shares and of all written resolutions of such directors, committees and holders of Common Shares, other than minutes of meetings which are in draft form.

8.            Public Filings

The Company has timely filed all documents or information required to be filed by it under applicable Securities Laws and by Nasdaq except as the lack of a timely filing has not or would not, individually or in the aggregate reasonably be expected to be, individually or in the aggregate, material pursuant to applicable Securities Laws. All of the Company Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of applicable Securities Laws and did not contain any Misrepresentation or were amended on a timely basis to correct Misrepresentations or deficiencies identified by securities commissions or Securities Authorities. All of the Company Public Documents are publicly available on SEDAR+ and EDGAR. The Company has not filed any confidential material change report with any Securities Authority that at the date hereof remains confidential. Other than in respect of the transactions contemplated by this Agreement, there is no material fact concerning the Company which has not been disclosed in the Company Public Documents filed and available on SEDAR+ and EDGAR on or before the date hereof.

9.            Financial Statements

The Financial Statements have been, and all financial statements of the Company that are publicly filed prior to the Effective Time will be, prepared in accordance with GAAP throughout and complied in all material respects, as of their respective dates of filing, with the applicable published rules and regulations of the Nasdaq and under applicable Securities Laws with respect thereto, and the Financial Statements, together with the applicable certifications filed by the Company in connection with the Financial Statements in accordance with Securities Laws, present fairly, in all respects, the financial condition of the Company and the Subsidiary for the applicable periods then ended. Such financial statements as of the respective dates thereof reflect appropriate and adequate reserves in accordance with GAAP in respect of contingent liabilities, if any, of the Company and the Subsidiary. The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis for any correction or restatement of any aspect of the Financial Statements.

10.            Off-Balance Sheet Financing

There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company with unconsolidated entities or other persons.

11.            Independence of Auditors

The auditors of the Company are independent public accountants as required under Canadian Securities Laws. There has not been a “reportable event” (within the meaning of applicable Securities Laws) with the present or any former auditor of the Company.

12.            Liabilities and Indebtedness

(a)	Except as disclosed in the Company Public Documents, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature (whether indirect or direct, accrued, absolute, contingent or otherwise), or any obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other person, other than any such liabilities or obligations incurred in connection with the Discontinuance since March 31, 2025 or pursuant to the terms of this Agreement.

(b)	Except as disclosed in Schedule 12 to the Disclosure Letter, the Company is not party to or bound by or subject to: (i) any bond, debenture, promissory note, credit facility or other similar Contract evidencing indebtedness or potential indebtedness for borrowed money; or (ii) any Contract, whether written or oral, to create, assume or issue any of the foregoing.

13.            Brokerage Fees

(a)	Except as disclosed in Schedule 13 to the Disclosure Letter, the Company has not retained nor will it retain any financial advisory, broker, agent or finder or paid or agreed to pay any financial advisory, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

(b)	The Company has delivered to the Purchaser true and correct copies of all agreements between the Company and its financial advisors which could give rise to a payment of any fees to such financial advisors. Other than the foregoing, the Company has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finders’ fees, agents’ commission or other similar forms of compensation with respect to the transactions contemplated by this Agreement.

14.            Books and Records

(a)	The financial books, records and accounts of the Company and its Subsidiary, in all material respects:

(i)	have been maintained in accordance with GAAP;

(ii)	are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiary as at the respective dates thereof; and

(iii)	accurately and fairly reflect the basis for the financial statements of the Company at the relevant time.

(b)	Neither the Company nor any Subsidiary of the Company has maintained or maintains any slush fund, off-book account, or unrecorded transactions.

15.            Absence of Certain Changes or Events

(a)	Since September 30, 2024, except as disclosed in the Company Public Documents, the Company has not:

(i)	paid or satisfied any material obligation or liability, absolute or contingent, other than current liabilities or obligations disclosed in the Financial Statements and in connection with the Discontinuance;

(ii)	declared, set aside or paid any dividend, redeemed or repurchased any outstanding shares, or made any distribution of its properties or assets to its Shareholders, other than salaries, fees and other compensation paid in each case in connection with the Discontinuance;

(iii)	suffered a loss, destruction or damage to any of its assets, whether or not insured, that is material to the Company;

(iv)	authorized or agreed to any change in the terms and conditions of employment of its personnel, including any Employee Plan, other than changes disclosed to the Purchaser in writing;

(v)	entered into any collective bargaining agreement or Contract with any employee association, trade union, labour organization or similar entity;

(vi)	waived or cancelled any right, claim or debt owed to it;

(vii)	transferred, assigned, sold or otherwise disposed of any of its assets exceeding $25,000 in value in the aggregate;

(viii)	incurred or assumed or guaranteed any liability, obligation or expenditure of any nature, absolute or contingent, other than liabilities incurred in connection with the Discontinuance that are reflected in the Closing Cash Schedule;

(ix)	committed to make or perform any capital expenditures or maintenance or repair projects;

(x)	entered into any commitment or transaction not in connection with the Discontinuance;

(xi)	entered into or authorized or agreed to any material changes in any Material Contract;

(xii)	entered into any Contract with a Related Party;

(xiii)	made or agreed to make any bonus or profit-sharing distribution or similar payment of any kind, other than bonuses to employees in connection with the Discontinuance;

(xiv)	arranged any debt financing or incurred or materially increased its indebtedness for borrowed money;

(xv)	made any change in any method of accounting or auditing practice except as disclosed in the Financial Statements;

(xvi)	hypothecated, pledged, subjected to an Encumbrance, granted a security interest in or otherwise encumbered any of its material assets whether tangible or intangible other than in in connection with the Discontinuance;

(xvii)	made any material gift of money or of any property or assets to any individual or person; or

(xviii)	authorized, agreed or otherwise become committed to do any of the foregoing.

16.            Derivative Transactions

Neither the Company nor its Subsidiary has any material obligations or liabilities, direct or indirect, vested or contingent in respect of any streaming transactions, rate swap transactions, basis swaps, forward rate transactions, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cross-currency rate swap transactions or currency options or other similar transactions (including any option with respect to any such transactions) or any combination of such transactions.

17.            Employment and Consultant Matters

(a)	The Company and its subsidiary have been and are in compliance with all employment, consulting or management services Contract to which it or its Subsidiary is a party.

(b)	Neither the Company nor its Subsidiary is bound by or a party to any collective bargaining agreement or other Contract with an employee association, trade union, labour organization or similar entity. No employee association, trade union, labour organization or similar entity holds bargaining rights with respect to any employees of the Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company or Subsidiary. There are no pending or, to the knowledge of the Company, threatened applications by any trade union to have the Company or its Subsidiary declared a related successor, or common employer pursuant to applicable Law in any jurisdiction in which the Company or its Subsidiary carries on business. No labour dispute, unfair labour practice complaint, organizing effort, work stoppage or labour strike impacting the employees of the Company or its Subsidiary exists, or is pending or, to the knowledge of the Company, is threatened or reasonably anticipated.

(c)	All profit sharing, equity or phantom-equity compensation plans are disclosed in the Company Public Documents. Schedule 17 lists all other Employee Plans. No Employee Plan is, or has any liability in relation to: a “registered pension plan”, a “registered retirement savings plan”, a “deferred profit sharing plan”, a “tax-free savings account”, or a “retirement compensation arrangement”, as such terms are defined in subsection 248(1) of the Tax Act. No Employee Plan provides for or has any current or contingent obligation to provide any post-retirement medical, life insurance or other welfare benefits for former or retired employees or their beneficiaries, except pursuant to applicable Law (including, for greater certainty, the common law).

(d)	The Company and its Subsidiary have been and are in compliance with all applicable Laws with respect to employment, labour, workers’ compensation, occupational health and safety, privacy, immigration, the administration, registration and funding of the Employee Plans as well as their terms, in each case, in all material respects, and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any Governmental Entity with respect to any of the employees, consultants or Employee Plans of the Company or its Subsidiary. There are no complaints, claims, charges, levies, investigations or penalties outstanding, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any Governmental Entity against or in respect of the Company or its Subsidiary under or in respect of any such Laws.

(e)	The Company has made available to the Purchaser a true and complete list of the employees of the Company and its Subsidiary, including the following details by employee: (i) unless prohibited by privacy laws, name; (ii) position; (iii) employment status (full-time or part-time, as applicable); (iv) location (i.e., state/province, and country); (v) hire date; (vi) total compensation, including base salary, bonuses and incentive compensation; (vii) overtime eligibility and accruals; (viii) annual vacation or other paid time entitlements and accruals; (ix) any other compensation, Employee Plan benefits, or material perquisites provided; and (x) status as active or inactive, and if inactive, the reason and type of leave, their expected date of return to work, if known, and whether the employee is in receipt of disability benefits or workers’ compensation benefits. Other than set out on the aforementioned list, no employees are on a leave of absence or otherwise an inactive employee or providing services to the Company or its Subsidiary pursuant to a work permit, work visa or similar authorization.

(f)	The Company has made available to the Purchaser a true and complete list of all consultants, independent contractors, or any individual in a similar non-employee capacity engaged by the Company or its Subsidiary, including their names, fees, any other form of compensation, and whether they are subject to a written agreement. All individuals who have provided services to the Company or its Subsidiary as consultants, independent contractors, or in a similar non-employee capacity have been properly classified and compensated as non-employees for purposes of all applicable Laws and do not participate in any Employee Plans and the Company or its Subsidiary has not received, nor are there any pending or threatened notices from any person disputing such classification.

(g)	All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay and other similar accruals have either been paid or properly accrued and are accurately reflected in the books and/or records of the Company or its Subsidiary.

(h)	Except as disclosed in Schedule 17(h) of the Disclosure Letter, neither the Company nor its Subsidiary is subject to any material claim for wrongful dismissal, constructive dismissal or any other material claim, complaint or litigation relating to employment, discrimination or termination of employment of any current or former employee or relating to any failure to hire a candidate for employment.

(i)	The Company and its Subsidiary are each properly registered with the applicable workplace safety and insurance board or workers’ compensation board, as applicable. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation or plan. No audit of the Company or its Subsidiary is currently being performed pursuant to the applicable worker health and safety legislation and regulations or any comparable applicable Laws. There are no charges pending under applicable worker health and safety legislation and regulations in respect of the Company or its Subsidiary. The Company and its Subsidiary have complied with any orders issued under applicable worker health and safety legislation and regulations and there are no appeals of any orders under applicable worker health and safety legislation and regulations currently outstanding. There have been no critical or fatal accidents involving current or former employees in the past three (3) years.

(j)	Neither the Company nor its Subsidiary is engaged with any personnel placement agency, and there are no outstanding, pending or to the knowledge of the Company, threatened claims, complaints, investigations or orders relating to the employment of any personnel agency employees.

(k)	The Company and its Subsidiary have investigated all workplace harassment (including sexual harassment) and workplace violence allegations and claims of which the Company and its Subsidiary are aware, relating to employees and former employees of the business in compliance with all legal obligations. With respect to each such substantiated allegation or claim, the Company and its Subsidiaries, as applicable, have taken prompt corrective action that is reasonably calculated to prevent further workplace harassment (including sexual harassment) and workplace violence. The Company and its Subsidiary do not reasonably expect any material liability with respect to any such allegations.

(l)	To the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to adversely affect the registered status of any Employee Plan. All contributions (including all employer contributions and employee salary reduction contributions), premiums, reimbursements, and expenses to or in respect of each Employee Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued in the books and records of the Company and its Subsidiary.

(m)	There has been no amendment made by the Company or its Subsidiary to amend any Employee Plan, which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(n)	Each Employee Plan can be terminated without being subject to a termination fee or other one-off charge relating to the termination of an Employee Plan to the Company or its Subsidiary. The Company does not sponsor, maintain, contribute to, or otherwise participate in any 401(k) or other plan(s) with a cash or deferred arrangement (as defined in Section 401(k) of the Code).

(o)	The obligations of all Employee Plans that provide health, welfare or similar benefits are fully insured by bona fide third-party insurers. Only employees or former employees (or any spouses, dependents, survivors or beneficiaries of any such employees or former employees) of the Company or its Subsidiaries are eligible to participate in the Employee Plans.

(p)	No Employee Plan is intended to be or has ever been found or alleged in writing by a Governmental Entity to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

18.            Acceleration of Benefits

Except as otherwise provided for in the Agreement or as disclosed on Schedule 18 to the Disclosure Letter, neither the execution and delivery of this Agreement, nor the performance of the Company’s obligations hereunder and pursuant to the Plan of Arrangement, or the consummation of the Contemplated Transactions (alone or in conjunction with any other event, including any termination of employment on or following the closing), will result in:

(a)	any retirement, severance, separation, change-of-control, bonus, retention or other similar payments (whether in cash, property or vesting property) becoming due or payable to any employee or former employee of the Company or its Subsidiary,

(b)	the acceleration of the vesting of any awards under or in respect of any Employee Plan (other than in respect of any Option);

(c)	the increase in the amount or value of any compensation or benefit otherwise payable to any employee or former employee of the Company or its Subsidiary by the Company or its Subsidiaries, or the forgiveness or postponement of payment of any indebtedness owing by such person to the Company or its Subsidiary;

(d)	any additional payments or compensation not otherwise due and payable to any employee or former employee of the Company or its Subsidiary under or in respect of any Employee Plan.

19.            Tax Matters

Except as disclosed on Schedule 19 to the Disclosure Letter:

(a)	All income and other material Tax Returns that are required to be filed by the Company or its Subsidiary have been duly and timely filed (taking into account any available extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)	Each of the Company and its Subsidiary have duly and timely paid all Taxes (whether or not shown on any Tax Return) required to be paid by it, including all instalments on account of Taxes that are due and payable before the Effective Time, whether or not assessed by the appropriate Governmental Entity, and has duly and timely paid all assessments and reassessments it has received in respect of all Taxes.

(c)	No Governmental Entity has asserted in writing that the Company or its Subsidiary is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(d)	Each of the Company and its Subsidiary has complied with all applicable withholding obligations, including with respect to payments made to any employee, officer or director and all persons who are or are deemed to be non-residents of Canada for purposes of the Tax Act.

(e)	Each of the Company and its Subsidiary has charged, collected and remitted on a timely basis (or made adequate provision for the payment of such amounts) all Taxes as required under applicable Law on any sale, supply or delivery, made by it.

(f)	There are no audits, reassessments, deficiencies, or other proceedings in progress, threatened in writing or, to the knowledge of the Company, communicated to the Company or its Subsidiary, in respect of any Taxes and, in particular, there are no currently outstanding reassessments which have been issued by any Governmental Entity relating to any such Taxes.

(g)	Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Effective Date for any Tax liability of any person that is neither the Company nor one of its Subsidiaries, other than any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (such agreements, “Ordinary Course Contracts”). Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local Law), or as a transferee or successor, by assumption or operation of Law or by contract (except, in each case, for liabilities incurred in connection with Ordinary Course Contracts).

(h)	Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations Sections 1.6011-4(b)(2) or any comparable, analogous or similar provision of U.S. state or local Law.

(i)	Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by the Agreement.

(j)	There are no Encumbrances for material Taxes on any of the assets of the Company or any of its Subsidiaries, except for Encumbrances described in clause (v) of the definition of Permitted Encumbrances.

(k)	Neither the Company nor any of its Subsidiaries will be required to include any material item of income for U.S. tax purposes in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any closing agreement, installment sale or open transaction entered into on or prior to the Effective Date, any accounting method change or agreement with any governmental authority with respect to any taxable period ending on or prior to the Effective Date, or any prepaid amount received on or prior to the Effective Date.

(l)	Neither the Company nor its Subsidiary has entered into any transactions with any non-resident of Canada (for the purposes of the Tax Act) with whom the Company or such Subsidiary (as applicable) was not dealing at arm’s length (within the meaning of the Tax Act) other than transactions the terms of which do not differ from those that would have been made between persons dealing at arm’s length (within the meaning of the Tax Act). Neither the Company nor its Subsidiary has acquired property from any person in circumstances where the Company or such Subsidiary (as applicable) did or could have become liable for any Taxes payable by that person pursuant to section 160 of the Tax Act.

(m)	There are no agreements, waivers or other arrangements with any Governmental Entity extending the statutory period for, or providing an extension of time with respect to the issuance of any assessment or reassessment of Taxes, the filing of any Tax Return, or the payment of any Taxes by or in respect of the Company or its Subsidiary.

(n)	None of sections 80 to 80.04, both inclusive, of the Tax Act have applied or will apply to the Company or its Subsidiary at any time up to and including the Effective Time. Each of the Company and its Subsidiary does not have any unpaid amounts that may be required to be included in income under section 78 of the Tax Act for a taxation year ending after the Effective Time. Each of the Company and its Subsidiary has not made any payments and the Company is not obligated to make any payments that may not be deductible by virtue of section 67 of the Tax Act.

(o)	All Tax credits, input Tax credits, refunds, rebates, overpayments and similar adjustments of Taxes claimed by each of the Company and its Subsidiary have been validly claimed and correctly calculated as required by applicable Laws, and the Company or its Subsidiary (as applicable) has retained all documentation prescribed by applicable Laws to support such claims.

(p)	Each of the Company and its Subsidiary has (A) duly and timely completed and filed all CEWS Returns required under applicable Laws to be filed by it, or that it elected to file, and all such returns are complete, correct and accurate in all material respects, (B) not claimed CEWS to which it was not entitled and (C) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Entity.

20.            Material Contracts

Other than the Material Contracts, there are no Contracts that are material to the Company. Schedule 20 to the Disclosure Letter sets out a list of all the Material Contracts of the Company. Neither the Company nor, to the knowledge of the Company, any other person is in material default in any respect in the observance or performance of any term, covenant or obligation to be performed by the Company or such other person under any Material Contract and all such Material Contracts are in good standing, constitute valid and binding agreements of the Company, and, to the knowledge of the Company, of each of the parties thereto, are in full force and effect and are enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

21.            Change of Control

(a)	Other than as set out on Schedule 21 to the Disclosure Letter and other than in respect of any Employee Plan, neither the entering into of this Agreement nor the acquisition of Common Shares pursuant to the Arrangement will trigger any change of control, golden parachute, severance, retention, termination or transaction bonus or similar provisions in or result in any obligation on the part of the Company or its Subsidiary to make any such payment under any Contract to which the Company or its Subsidiary is a party or by which they are bound.

(b)	The Purchaser shall not have any additional payment or other obligation in respect of change of control, severance, termination or similar payments to the officers listed in Schedule 2.12 to the Disclosure Letter, except for those indicated in Schedule 2.12 to the Disclosure Letter.

22.            Restrictive Documents

Neither the Company nor its Subsidiary is subject to, or a party to, any restriction under its Articles, any Law, any claim, any Contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent or restrict (i) the consummation of the Contemplated Transaction, (ii) the compliance by the Company and its Subsidiary with the terms, conditions and provisions hereof, (iii) the declaration of dividends by the Company or its Subsidiary, (iv) any business practice of the Company and its Subsidiary or (v) the Discontinuance after the date hereof.

23.            Related Party Transactions

Except as disclosed in the Company Public Documents:

(a)	the Company has not (i) made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party of the Company; or (ii) been a party to any Contract with any Related Party of the Company, in each case, excluding wholly-owned subsidiaries of the Company; and

(b)	to the knowledge of the Company, no management or key employee, executive officer or director of the Company and no entity which is an affiliate or associate of one or more of such individuals:

(i)	owns, directly or indirectly, any interest in (except for shares representing less than 10% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director or employee of or consultant to, any person which is, or is engaged in business as, a competitor of the Company or a lessor, lessee, supplier, distributor, agent or customer of the Company;

(ii)	owns, directly or indirectly, in whole or in part, any property that the Company uses or intends to use in the operation of its business; or

(iii)	has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for any liabilities reflected in the Financial Statements and claims for accrued vacation pay and accrued benefits.

24.            No Insolvency Proceedings

No act or proceeding has been taken by or against the Company or its Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or its Subsidiary or for the appointment of a trustee, receiver, manager or other administrator of the Company or its Subsidiary or any of their properties or assets nor, to the knowledge of the Company, is any such act or proceeding threatened. The Company and its Subsidiary have not sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation. Neither the Company, its Subsidiary nor any of their respective properties or assets are subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or its Subsidiary to conduct the Discontinuance in all material respects as it has been carried on prior to the date hereof, or that has had or would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change or to prevent or significantly impede or materially delay the completion of the Contemplated Transactions.

25.            No Material Change

Since September 30, 2024, no change has occurred in any of the assets, business, financial condition or results of operations of the Company which, individually or in the aggregate, has had, will have or could reasonably be expected to result in a Material Adverse Change.

26.            Authorizations

The Company and its Subsidiary possess all Authorizations necessary to properly conduct their respective businesses, except for any such Authorizations, the failure of which to possess, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change or would not reasonably be expected to impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the acquisition of Common Shares pursuant to the Contemplated Transactions. Each Authorization obtained by Company or any Subsidiary of the Company is in full force and effect and not subject to any dispute, except for any such dispute that would not reasonably be expected to result in a Material Adverse Change or would not reasonably be expected to materially impair the ability of Company to perform its obligations hereunder or prevent or delay the acquisition of Common Shares pursuant to the Contemplated Transactions. The Company and its Subsidiary are in compliance with each of such Authorizations, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or would not reasonably be expected to materially impair the ability of Company to perform its obligations hereunder or prevent or delay the acquisition of Common Shares pursuant to the Contemplated Transactions. To the knowledge of the Company, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations.

27.            Internal Controls

The Company maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP. The Company reasonably believes that the Company’s internal controls over financial reporting are effective, and the Company is not aware of any significant deficiencies in the design or operation of its internal controls over financial reporting.

28.            Significant Acquisitions

The Company is not in discussions with another party in respect of any proposed acquisition of a business that has progressed to a state where a reasonable person would believe that the likelihood of the Company, directly or indirectly, completing the acquisition is high and that, if completed by the Company, directly or indirectly, as at the date hereof, would be a “significant acquisition” pursuant to Canadian Securities Laws.

29.            Shareholder and Similar Agreements

Neither the Company nor its Subsidiary is a party or subject to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding securities in the capital of the Company or the Subsidiary and, to the knowledge of the Company, there is no agreement between any Shareholders of the Company or by a director of the Company that affects or relates to the voting or giving of written consents with respect to any of the Company’s securities or pursuant to which any person may have any right or claim in connection with any existing or past equity interest in the Company or the Subsidiary. The Company has not adopted a shareholder rights plan or any other similar plan or agreement. To the knowledge of the Company, as of the date hereof, other than the Voting and Support Agreements, there are no irrevocable proxies or voting Contracts with respect to any securities issued by the Company or the Subsidiary.

30.            Transfer Agent

Computershare Investor Services Inc. at its principal offices in the Vancouver, British Columbia is the duly appointed registrar and transfer agent of the Company with respect to the Common Shares.

31.            Securities Laws Matters

(a)	The Company is a “reporting issuer” in British Columbia, Alberta and Ontario and is in material compliance with all applicable Canadian Securities Laws therein and the Company’s Common Shares are listed and posted for trading on the Nasdaq. The Company is not in default in any material respect of any requirements of applicable Securities Laws in such jurisdictions or any rules or regulations of, or agreement with, Nasdaq. The Subsidiary is not subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction, other than the requirements of the Company to report its operations and financial information on a consolidated basis.

(b)	Other than as contained in this Agreement, the Company has not taken any action to cease to be a “reporting issuer” (or the equivalent) in any province or territory of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading in or cease trading order with respect to the Common Shares is pending or, to the knowledge of the Company, threatened or is expected to be implemented or undertaken and to its knowledge the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(c)	The documents and information comprising the Company Public Documents (i) as of their respective dates, as amended, complied as to form in all material respects with the applicable requirements of the US Securities Act or the US Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such documents and information, and (ii) did not at the respective times they were filed with the relevant Securities Authorities contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or any Misrepresentation. The Company has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the Securities Authorities since becoming a “reporting issuer”. The Company has not filed any confidential material change report that, at the date hereof, remains confidential.

32.            No Default

Neither Company nor any Subsidiary of the Company is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (a) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which the Company or any Subsidiary of the Company is a party; or (b) any other contract, agreement, lease, letter of intent, offer, Authorization or government grant or other instrument or obligation, which would individually or in the aggregate, be reasonably expected to result in a Material Adverse Change.

33.            Litigation

There are no judgments which remain unsatisfied against the Company or its Subsidiary or consent decrees or injunctions to which the Company or its Subsidiary is subject. Other than as set out on Schedule 33 to the Disclosure Letter, there are no investigations, actions, suits or proceedings at Law or in equity or by or before any Governmental Entity now pending or, to the knowledge of the Company, threatened against or affecting the Company (or its Subsidiary, properties or assets) and, to the knowledge of the Company, there is no ground on which any such action, suit or proceeding might be commenced.

34.            Compliance with Laws

The Company and its Subsidiary have complied and are in compliance with all Laws applicable to them and to the conduct or operation of their business and to the ownership or use of any of their assets.

35.            Anti-Corruption, Anti-Money Laundering

(a)	The Company and its Subsidiary have fully complied with, and are currently in full compliance with, the Canadian Corruption of Foreign Public Officials Act, Part IV and section 426 of the Canadian Criminal Code, the U.S. Foreign Corrupt Practices Act, and any other applicable Laws of any jurisdiction that prohibits payments to improperly influence Government Officials or private individuals (collectively, “Anti-Corruption Laws”). Neither the Company, nor, to the knowledge of the Company, any director, officer, employee, agent, distributor, consultant, affiliate or other person acting on behalf of the Company has, taken any action, either directly or indirectly, that would result in a violation of the Anti-Corruption Laws, including making, offering, authorizing or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to any (i) foreign or domestic Government Official or Person of Concern; (ii) employee of a foreign or domestic government owned or controlled entity; (iii) foreign or domestic political party, political official or candidate for political office; (iv) any officer or employee of a public international organization; (v) any employee or official of an indigenous group; or (vi) any other person, in each case, to obtain a business or competitive advantage, as consideration for an act, omission, or influence to receive favourable treatment in obtaining or retaining business, or to pay for favourable treatment already secured.

(b)	Neither the Company nor, to the knowledge of the Company, any director, officer, employee, agent, distributor, consultant, affiliate or other person acting on behalf of the Company is (i) or in the past five years has been, under administrative, civil or criminal investigation, indictment, information, suspension, debarment or audit (other than a routine contract audit) by any Party, in connection with alleged or possible violations of the Anti-Corruption Laws; or (ii) has within the past five years received notice from, or made a voluntary disclosure to, the Royal Canadian Mounted Police or other Governmental Entity regarding alleged or possible violations of the Anti-Corruption Laws.

(c)	To the knowledge of the Company, neither the Company, nor any director, employee, affiliate or agent of the Company, or any person acting on the Company’s or its Subsidiary’s behalf, has, in connection with, or otherwise relating to, the operation of the Company’s business, engaged in any activity or conduct that has resulted in or will result in a violation of any applicable antitrust or competition laws.

(d)	The Company, its Subsidiary and, to the knowledge of the Company, their respective directors, officers, employees, agents and other persons acting on behalf of the Company or its Subsidiary, are and have at all times been in material compliance with all applicable anti-money laundering laws, rules, and regulations, including anti-money laundering-related government guidance (collectively, “AML Laws”). There is no pending investigation, inquiry or enforcement action against the Company, its Subsidiary or, to the knowledge of the Company, any of their respective officers, directors or employees relating to any violation or potential violation of any AML Law related to the Company’s business.

36.            Sanctions

(a)	Neither the Company nor its Subsidiary nor, to the knowledge of the Company, their respective directors, officers, employees, agents or other persons acting on behalf of the Company or its Subsidiary are, or are directly or indirectly owned, held or controlled by or on behalf of, any Sanctioned Person.

(b)	Neither the Company nor its Subsidiary are organized, resident or located in any country or territory that is the target of comprehensive Sanctions.

37.            Consents and Approvals

(a)	Other than as set out in Schedule 37 to the Disclosure Letter, there are no Regulatory Approvals required to be obtained by the Company in order to complete the Contemplated Transactions.

(b)	There is no requirement under applicable Securities Laws for the Company to make any filing, give any notice or obtain any permit as a condition to the lawful consummation of the transactions contemplated by this Agreement or otherwise obtain any governmental approvals, other than (i) the filing with the SEC of such reports under the US Exchange Act as may be required in connection with the Agreement and the Contemplated Transactions and (ii) filings required to be made following the Effective Time under applicable Securities Laws. Except for such notices as have been given and such consents as have been obtained, there is no requirement under any Material Contract to give any notice to, or to obtain the consent or approval of, any Party to such Material Contract, relating to, in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated this Agreement.

38.            Fairness Opinion

The Transaction Committee has received an oral opinion from Leerink to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications contained therein, the Cash Amount under the Arrangement is fair, from a financial point of view, to the Shareholders (other than the Purchaser and its affiliates), and the Transaction Committee has received confirmation that Leerink will provide a written opinion prior to the filing of the Circular (the “Fairness Opinion”). No such Fairness Opinion has been withdrawn or modified. The Company has been authorized by Leerink to include the Fairness Opinion in the Circular.

39.            Financial Advisors

A true and complete copy of the engagement letters between the Company and Leerink has been disclosed to the Purchaser and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Leerink.

40.            Intellectual Property Matters

(a)	There are no patents, patent rights, licenses, inventions, copyrights, works, moral rights, software, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), industrial designs, trademarks, service marks, trade names or other Intellectual Property (the “Intellectual Property Rights”) used to carry on the business and operations of the Company or its Subsidiary (whether owned by or licensed to the Company or its Subsidiary) the loss of which would reasonably be expected to have a Material Adverse Change on the Company. To the knowledge of the Company, neither the Company nor or its Subsidiary has received any written notice or claim challenging the Company or its Subsidiary with respect to the validity of, use of or ownership of the Intellectual Property used or owned by it, as applicable.

(b)	The operation of the business of the Company and its Subsidiary or the use of any of the Intellectual Property used in connection with the operation or conduct of the business of the Company and its Subsidiary does not infringe upon the Intellectual Property Rights of any person. No claims have been asserted or are, to the knowledge of the Company, threatened by any person alleging that the operation or conduct of the business of the Company and its Subsidiary, including the use of any Intellectual Property used in connection with the business of the Company and its Subsidiary, infringes upon any of its Intellectual Property Rights. To the knowledge of the Company, there are no valid grounds for any such bona fide claims by any such persons alleging a conflict with or infringement of their Intellectual Property Rights. To the knowledge of the Company, there is no state of facts that casts doubt on the validity or enforceability of any of such Intellectual Property.

(c)	There are no other Contracts between the Company (or any predecessor or any Affiliate thereof), on the one hand, and any other person (or any predecessor or Affiliate thereof), on the other hand, that requires the payment of any royalty payment, milestone payment or other contingent payment of any kind in connection with the discovery, research, development, manufacture, use, sale or other exploitation of any ESSA Assets.

41.	Data Security and Privacy Requirements

(a)	The Company and its Subsidiary have complied with all applicable Data Security and Privacy Requirements pertaining to the business of the Company and its Subsidiary.

(b)	Neither the Company nor its Subsidiary has been subject to any order or proceeding with respect to any actual or alleged non-compliance with any Data Security and Privacy Requirements. No such proceeding has been threatened in writing against either the Company or its Subsidiary, and neither the Company nor its Subsidiary is aware of any facts or circumstances that may reasonably be anticipated to give rise to any such order or of any proceeding or notification or reporting requirement under any Data Security and Privacy Requirement. Neither the Company nor its Subsidiary has received within the past two years any written complaint alleging a violation of any Data Security and Privacy Requirement.

(c)	Neither the Company nor its Subsidiary has suffered, discovered or been notified of any loss, unauthorized access to or acquisition, use, disclosure or breach of any Personal Information, including any incident that (i) either constitutes (A) a breach of Personal Information, or (B) a security breach, under any Data Security and Privacy Requirement, or (ii) materially compromises (individually or in the aggregate) the confidentiality, security or privacy of any Personal Information. Neither the Company nor its Subsidiary has notified or had any obligation under any applicable Data Security and Privacy Requirement to notify, any affected Person (including any Governmental Entity) or the media of any breach of Personal Information.

(d)	All computer hardware and their associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems (collectively, the “Technology”) used in connection with the Company’s and any of its Subsidiaries’ operations are reasonable for conducting the operations related thereto except where it would not reasonably be expected to have a Material Adverse Change on the Company. Except where it would not be reasonably be expected to have a Material Adverse Change on the Company or its Subsidiaries (i) own or have validly licensed (and is not in breach of such licenses in any material respect) such Technology, (ii) has put in place reasonable virus protection and security measures in relation to such Technology, and (iii) have reasonable back-up systems and audit procedures and disaster recovery and cybersecurity strategies in relation to the continued availability of the functionality provided by the Technology.

(e)	The Company and its Subsidiary have implemented and maintained an appropriate information security program that includes documented cybersecurity measures and policies that: (i) are designed to ensure compliance with applicable Data Security and Privacy Requirements and are consistent with industry standards and practices of a business operating in a similar industry; (ii) identify internal and external risks to the security of any proprietary or confidential information (including Personal Information) in the Company’s or its Subsidiary’s possession; (iii) implement, monitor, and maintain appropriate administrative, organizational, technical, and physical safeguards to control the risks described above in (ii); (iv) assess the Company’s and its Subsidiary’s data security practices, programs and risks; and (v) maintain incident response and notification procedures to facilitate compliance with applicable Data Security and Privacy Requirements, including in the case of any breach of security compromising Personal Information. The Company and its Subsidiary take and have at all times taken commercially reasonable steps designed to ensure that any Personal Information Processed by service providers acting on behalf of the Company or its Subsidiary provides similar safeguards.

(f)	To the knowledge of the Company, there is no deficiency in the Company’s or its Subsidiary’s cybersecurity measures or policies that is likely to result in a loss of data or a breach of security of the Company or its Subsidiary in any material respect. The Company and its Subsidiary have performed security risk assessments no less frequently than annually for the past five years (collectively, the “Security Risk Assessment”). The Company and its Subsidiary have addressed and fully remediated all critical and high risk threats and deficiencies identified in each Security Risk Assessment.

42.	Real Property

(a)	The Company and the Subsidiary have never owned, do not own and are not bound by or subject to any agreement or option to own, in any case, directly or indirectly, any real property or any freehold interest in real property.

(b)	Schedule 42 to the Disclosure Letter sets forth a complete and accurate list of all Leased Properties, in each case by reference to their municipal addresses.

(c)	Neither the Company nor its Subsidiary is in violation of any material covenants or not in compliance with any material condition or restrictions under each Lease.

43.	Title and Sufficiency of Corporation Assets

(a)	Each of the Company or the Subsidiary has good and marketable title to the ESSA Assets free and clear of any Encumbrances, in all material respects.

(b)	The Company is not aware of any defects, failures or impairments in the title of the ESSA Assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate, could reasonably be expected to be material to the Company.

44.	Bank Accounts and Powers of Attorney

Schedule 44 of the Disclosure Letter is a complete and accurate list showing (i) the name of each bank in which the Company or the Subsidiary has an account or safety deposit box and the names of all persons authorized to draw on the account or to have access to the safety deposit box; and (ii) the names of all persons holding powers of attorney from the Company or the Subsidiary. Copies of the powers of attorney, if any, have been made available to the Purchaser.

Schedule F

Parties TO THE VOTING AND SUPPORT AGREEMENTS

Name	Position
Richard Glickman	Director, Chairman of the Board
David Parkinson	Director, President & Chief Executive Officer
Franklin Berger	Director
Alex Martin	Director
Scott Requadt	Director
Marella Thorell	Director
Sandy Zweifach	Director
David Wood	Chief Financial Officer

Schedule G

FORM OF CVR AGREEMENT

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2025 (this “Agreement”), is entered into by and between XenoTherapeutics, Inc., a Massachusetts corporation (the “Parent”), XENO Acquisition CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), [•], a [•], as Rights Agent (as defined herein), and [•], [•], and [•], each at the request of the Company (as defined herein) and solely for purposes of representing the Holders (the “CVR Committee”).

RECITALS

WHEREAS, Parent, Purchaser, ESSA Pharma Inc., a British Columbia corporation (the “Company”) and, solely for purposes of Section 10.16 thereof, XOMA Royalty Corporation, a Nevada corporation, have entered into a Business Combination Agreement, dated as of July 13, 2025 (the “BCA”), pursuant to which Purchaser will acquire all of the issued and outstanding securities in the capital of the Company by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia) (the “Arrangement”);

WHEREAS, pursuant to the BCA, and in accordance with the terms and conditions thereof, Purchaser shall deliver to holders of outstanding Common Shares, Options and Warrants (subject to certain exceptions) certain CVRs (collectively, the “Initial Holders”), pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, the CVRs are a part of the consideration to be received by the Initial Holders in the Arrangement;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement;

WHEREAS, the board of directors of the Company has designated the CVR Committee and its members to represent the Initial Holders for purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the CVR Committee act on their behalf and for their benefit for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1             Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the BCA. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than 50% of outstanding CVRs as set forth in the CVR Register.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than a Saturday, Sunday or public holiday (including Nasdaq holidays), on which clearing banks are open for non-automated commercial business in New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity if the stockholders of Purchaser immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction own less than 50% of Purchaser’s voting power immediately after the transaction.

“Closing” means the consummation of the Arrangement and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares in the capital of the Company.

“Company Litigation” means any proceeding against or involving the Company and its directors and/or officers that is either (a) included in the Disclosure Letter or (b) existing as of the date hereof or arising following the date hereof and 18 months following the Closing Date arising from facts or circumstances existing as of the Effective Time.

2

“Company Litigation Expenses” means the CVR Committee Expenses and all damages or losses (including special, punitive or indirect, consequential or incidental loss or damage of any kind as may be determined by a court in a final non-appealable judgment, including but not limited to lost profits), judgments, settlements and reasonable and documented out-of-pocket costs and expenses (including court-ordered interest, court costs and fees and costs of attorneys, accountants and other experts, or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by Parent or its Affiliates (including the Company following the closing of the Arrangement) related to any Company Litigation or otherwise paid in satisfaction of the Company’s retention obligations under the D&O Tail Policy.

“CVRs” means the contractual contingent value rights of Holders that are granted by Purchaser to Initial Holders as additional consideration for the securities of the Company pursuant to the terms of the Arrangement and the BCA. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Purchaser shall only grant CVRs to the Initial Holders, and shall not grant further CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Committee Expenses” has the meaning set forth in Section 4.6(d).

“CVR Committee Group” has the meaning set forth in Section 4.6(d).

“CVR Payment Amount” means, for a given Holder, an amount equal to: (a) the CVR Proceeds, multiplied by (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder, divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, each as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent per Holder).

“CVR Payment Date” means (a) with respect to Legacy Liability Proceeds (if any), no later than 30 days following final determination of the Legacy Liability Adjustment and (b) with respect to any Litigation Proceeds, no later than 30 days following the later of (i) the final and non-appealable resolution of any Company Litigation or (ii) the date that is 18 months following the Closing Date.

“CVR Payment Notice” has the meaning set forth in Section 2.4(c).

“CVR Proceeds” means, as applicable: (a) the Legacy Liability Adjustment, if any (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (a), “Legacy Liability Proceeds”), and (b) (i) if Excess Litigation Cash is equal to or less than $1,500,000, an amount equal to 50% of Excess Litigation Cash, and (ii) if Excess Litigation Cash is greater than $1,500,000, an amount equal to such Excess Litigation Cash less $750,000 (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (b), “Litigation Proceeds”).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Defendants” has the meaning set forth in Section 4.6(d).

“Disclosure Letter” means the disclosure letter executed by the Company and delivered to the Purchaser in connection with the BCA.

3

“D&O Tail Policy” means the six-year run-off insurance extension to the Company’s current directors’ and officers’ liabilities insurance policies to be purchased by the Company prior to the Effective Time;

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the date and time of the effectiveness of the Arrangement.

“Equity Award CVR” means a CVR received by a Holder in respect of Options or Warrants.

“Excess Litigation Cash” means an amount equal to $3,550,000, minus Company Litigation Expenses. For the avoidance of doubt, if the Company Litigation Expenses exceed $3,550,000, then there shall be no Litigation Proceeds payable hereunder.

“Expiration Date” means the latest to occur of (a) the date that is 18 months following the Closing Date and (b) the date of delivery by the Rights Agent to each Holder of all potential CVR Payment Amounts required to be paid under the terms of this Agreement with respect to the CVR Proceeds.

“Final Company Net Cash” means the amount of Closing Net Cash, recalculated by Parent in accordance with the BCA not later than the date that is 60 days following the Closing Date.

“Governmental Entity” any (a) domestic or foreign federal, provincial, territorial, regional, state, municipal or other government, governmental department, quasi-government, administrative, judicial or regulatory authority (including any securities regulatory authorities), agency, minister or ministry, board, body, bureau, commission (including any securities commission), instrumentality court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; (c) any stock exchange; or (d) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing entities established to perform a duty or function on its behalf.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Laws” means, with respect to any Person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law or Order relating or applicable to such Person, property, transaction, event or other matter.

“Legacy Expense Amount” means (a) if Final Company Net Cash is greater than Closing Net Cash as of the Effective Time (calculated in accordance with Section 2.9 of the BCA), then $0, and (b) if Final Company Net Cash is less than Closing Net Cash as of the Effective Time, then the absolute value of the amount equal to (I) Final Company Net Cash, minus (II) Closing Net Cash as of the Effective Time.

4

“Legacy Liability Adjustment” means the amount equal to (a) $150,000, minus (b) Legacy Expense Amount. For the avoidance of doubt, if the Legacy Expense Amount exceeds $150,000, then there shall be no Legacy Liability Proceeds payable hereunder.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the CVR Committee.

“Options” means the outstanding options to acquire Common Shares.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees, stipulations or similar actions taken or entered by or with, or applied by, any Governmental Entity (in each case, whether temporary, preliminary or permanent);

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.

“Person” means an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, trustee, executor, administrator or other legal representative.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Subsidiary” has the meaning ascribed thereto in Section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

“Taxes” means with respect to any Person, (a) all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties, anti-dumping and countervailing duties, tariffs, surtaxes, or other taxes of any kind whatsoever imposed or charged by any Governmental Entity and any instalments in respect thereof, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, (b) any liability for or with respect to amounts described in clause (a) whether as a result of joint, several, successor or transferee liability, of being a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) for any period, or otherwise through operation of Law, or otherwise; and (c) any liability for or with respect to amounts described in clauses (a) or (b) as a result of any contract or arrangement (express or implied), including any tax sharing, tax indemnity, tax receivable, or tax allocation agreement, and “Tax” means any one of such Taxes.

5

“Tax Returns” means all returns, reports, claims for refund, document, forms, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are filed, required to be filed or required to be kept on file with any applicable Governmental Entity, including all amendments, schedules, attachments or supplements thereto.

“Warrants” means the outstanding pre-funded common share purchase warrants of the Company.

Section 1.2             Rules of Construction.

(a)            As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b)            This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c)            As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d)            When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)            All references to $ are to U.S. dollars.

6

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1             CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the aggregate CVR Proceeds from Purchaser pursuant to this Agreement.

Section 2.2             Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3             No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Common Shares held by DTC on behalf of the street holders of the Common Shares held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Common Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the CVR Committee to Parent, Parent will cause the Rights Agent to make available to such Holder or the CVR Committee, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information, including email address, maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the CVR Committee and is information that is typically stored by a rights agent in accordance with general industry practices for similar types of engagements.

(c)            Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

7

(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4             Payment Procedures: Notices.

(a)            Upon the final and non-appealable resolution of any Company Litigation, the CVR Committee shall promptly deliver to the Rights Agent (with a copy to Parent) written notice of such resolution.

(b)            On or prior to each CVR Payment Date, Parent shall deliver to the Rights Agent (with a copy to the CVR Committee) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments of CVR Proceeds and (B) a detailed calculation of Company Litigation Expenses, the Final Company Net Cash and/or the Legacy Liability Adjustment, as applicable, used to calculate such CVR Proceeds with reasonable supporting detail (such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth the CVR Proceeds (including each component included in the calculation thereof) and (iii) any letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent, on behalf of Purchaser, shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent, on behalf of Purchaser hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(c) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(c) and Section 2.5.

(c)            The Rights Agent will promptly, and in any event within 10 Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following each CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

8

(d)            Any portion of the CVR Payment Amount that remains undistributed to a Holder twelve (12) months after the delivery of the applicable CVR Payment Notice will, upon demand, be delivered by the Rights Agent to Parent or Purchaser, and any Holder will thereafter look only to Parent and Purchaser for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(e)            None of Parent, any of its Affiliates (including Purchaser) or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid within two years after the applicable CVR Payment Date (or immediately prior to an earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent or Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent and Purchaser agree to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or Purchaser.

Section 2.5             Tax Matters.

(a)            Except to the extent any portion of the CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, Parent, Purchaser and the CVR Committee intend that, for income tax purposes, (i) the CVRs received in respect of Common Shares (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Common Shares in connection with the Arrangement, and any subsequent CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of such CVRs (ii) any CVR Payment Amount paid in respect of any Equity Award CVR held by a Person subject to U.S. federal income taxation will be treated as compensation in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR), and (iii) the Equity Award CVRs received by a Person subject to Canadian federal income taxation will be treated as additional compensation for the disposition of the Options or Warrants, as applicable pursuant to the Arrangement, and any subsequent CVR Payment Amount received in respect of such Equity Award CVRs will be treated as an amount realized on the disposition or partial disposition of such Equity Award CVRs. Parent and Purchaser shall file all Canadian federal, and provincial Tax Returns in a manner consistent with clauses (i), (ii) and (iii), unless otherwise required by applicable Laws.

(b)            Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including the Company. Parent, any of its Affiliates or the Rights Agent, as applicable, shall promptly and timely remit, or cause to be remitted, any amounts deducted and withheld in respect of Taxes to the appropriate Governmental Entity. To the extent any amounts are so deducted, withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

9

(c)            Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement. The Rights Agent makes no representations or warranties with respect to Tax treatment of the CVRs. None of the services provided by the Rights Agent or its Affiliates hereunder are intended to provide legal, tax or financial advice.

Section 2.6             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)            The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Arrangement or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c)            Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Parent or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)            Each Holder, by virtue of the approval of the Arrangement and this Agreement by the Initial Holders and/or the receipt of any consideration in connection with the Arrangement, and without any further action of any of the Holders or the Company, acknowledges and agrees to the appointment and authority of the CVR Committee to act on behalf and for the benefit of such Holder and all Holders as set forth in this Agreement, which shall include the power and authority of the CVR Committee to take or refrain the Company from taking the actions specified herein and any other actions relating to the subject matter of this Agreement as determined by the CVR Committee. Notwithstanding the foregoing or anything else herein, the CVR Committee shall have no obligation to act on behalf of the Holders except as expressly provided herein, and for purposes of clarity, there are no obligations of the CVR Committee in any ancillary agreement, schedule, exhibit or disclosure schedule. The powers, immunities and rights to indemnification granted to the CVR Committee Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVRs or other interest herein. Each Holder agrees that such Holder will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Committee to act on behalf of such Holder and all Holders as set forth in this Agreement. The CVR Committee shall be entitled to: (A) rely upon the CVR Register and associated list of Holders, (B) rely upon any signature reasonably believed by it to be genuine and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

10

(e)            None of Parent or any of its Affiliates, or their respective boards of directors and officers or the CVR Committee will be deemed to have any fiduciary or similar duties or any implied duties to Purchaser, the Company, any Holder by virtue of this Agreement. All actions taken by the CVR Committee under this Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm the action of the CVR Committee taken in good faith under this Agreement are waived.

(f)             It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s or the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The parties acknowledge that it is possible that there will not be any CVR Proceeds. It is further acknowledged and agreed that the parties hereto intend solely that the express provisions of this Agreement will govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that Section 2.6(e) and this Section 2.6(f) are essential and material terms of this Agreement.

Section 2.7             Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the CVR Committee and Parent, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder. Any attempted transfer, renouncement or abandonment of CVRs, in whole or in part, in violation of this Section 2.7 shall be void ab initio and of no effect.

ARTICLE III
THE RIGHTS AGENT

Section 3.1             Certain Duties and Responsibilities. The provisions of this Article III shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent, and the exercise, termination and expiration of the CVRs. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction). IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, DAMAGE TO REPUTATION OR LOST SAVINGS), EVEN IF FORESEEABLE AND EVEN IF RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11

Section 3.2             Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, Parent, Purchaser and the CVR Committee (on behalf of the Holders) each agree that the Rights Agent shall have the following rights:

(a)            the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by the proper party or parties;

(b)            the Rights Agent may rely on and shall be held harmless by Parent in acting upon written (including electronically transmitted) or oral instructions from Parent, Purchaser, the CVR Committee or any Holder with respect to any matter relating to its acting as Rights Agent;

(c)            whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and (ii) the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part (in each case as determined by a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction), provide full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(g)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

12

(h)            the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i)             the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable Law or Order;

(j)             the Rights Agent shall not assume any obligations or relationship of agency or trust with the CVR Committee or any Holder;

(k)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) incurred or suffered by the Rights Agent arising out of or in connection with its duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement or enforcing its rights hereunder, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided, that this Section 3.2(i) shall not apply with respect to income, receipt, franchise or similar Taxes;

(l)             Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar) and governmental charges except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b), Section 2.4(c), Section 2.4(d) or Section 3.2, if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit;

(m)            to the extent the Parent is not also a party to any action, proceeding, suit or claim against the Rights Agent concerning this Agreement or the performance by the Rights Agent of its duties hereunder, the Rights Agent shall notify the Parent in accordance with Section 6.1 of the assertion of such action, proceeding, suit or claim against the Rights Agent as promptly as practicable after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided, that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent a court of competent jurisdiction determines that such failure actually prejudiced Parent. Parent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Parent without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; and

13

(n)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3             Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the CVR Committee) specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The CVR Committee shall have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.5. Notice of such removal will be given by the CVR Committee to Rights Agent (with a copy to Parent), which notice will be sent at least 60 days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the CVR Committee, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)            Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.5, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

14

Section 3.4             Transition Support. The Rights Agent will cooperate with Parent, the CVR Committee and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent. The Rights Agent shall be entitled to reimbursement by Parent for costs and expenses related to such transition services.

Section 3.5             Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1             List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the CVR Committee) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for Parent), the names, email addresses and addresses of the Holders of such securities within 30 days of the Closing Date.

Section 4.2             Payment of CVR Payment Amounts. Purchaser shall (and Parent shall cause Purchaser to), promptly following determination of Final Company Net Cash or the final and non-appealable resolution of any Company Litigation in respect of which CVR Proceeds are payable to Holders hereunder, in each case, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.

Section 4.3             Discretion and Decision-Making Authority. Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders.

Section 4.4             Audit Right. Parent agrees to maintain, for at least six (6) months after the applicable CVR Payment Date, all books and records relevant to the calculation of such CVR Payment Amount and Company Litigation Expenses. Subject to reasonable advance written notice from the CVR Committee and prior execution and delivery by it and an independent accounting firm chosen by the CVR Committee (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the CVR Committee and the Accountant, acting as agent of the CVR Committee (on behalf of the Holders), to have access during normal business hours to the books and records of Parent and Purchaser, and to the personnel of and advisors to (but on no more than two (2) occasions) Parent and Purchaser, as may be reasonably necessary to audit the calculation of such CVR Payment Amount and Company Litigation Expenses.

15

Section 4.5             Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.3.

Section 4.6             Additional Covenants.

(a)            In the event that Purchaser desires to consummate or becomes subject to a Change of Control prior to the Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(a) and that all conditions precedent herein relating to such transaction have been complied with.

(b)            Subject to Section 4.6(c) below, the CVR Committee shall control the defense of any Company Litigation in its absolute and sole discretion, including full discretion to compromise, discharge and/or settle any Company Litigation with counsel selected by the CVR Committee and reasonably acceptable to Parent.

(c)            Any named individual defendant in any Company Litigation will continue undertaking the defense of any Company Litigation with counsel of their own choosing (collectively with the Company, the “Defendants”). Purchaser may (at its own expense) select counsel of its choosing to act as co-counsel (but not lead counsel) on behalf of the Company for purposes of participating in the defense of any Company Litigation. The CVR Committee shall reasonably consult and cooperate with the co-counsel of Purchaser’s choosing and consider in good faith suggestions concerning the decisions and determinations with respect to any Company Litigation. Following the Closing, Purchaser will cause the Company to vigorously and diligently to defend any Company Litigation as directed by the CVR Committee. Purchaser will cause the Company to cooperate with the CVR Committee in order to defend any Company Litigation at the CVR Committee’s direction, including, without limitation, providing access to all requested documentation and records and making officers and employees and representatives of the Company reasonably available to the CVR Committee and its counsel for such purpose. In the event Company Litigation Expenses exceed $3,550,000 such that there shall be no CVR Proceeds payable hereunder, Purchaser may undertake and have the sole discretion and authority with respect to, the defense and settlement of any Company Litigation on behalf of the Company with counsel selected by Purchaser; provided, however, that the CVR Committee may, at its sole expense, select counsel of its choosing to act as co-counsel (but not lead counsel) on behalf of the Company for purposes of participating in the defense of any Company Litigation. Purchaser’s counsel shall reasonably consult and cooperate with the co-counsel of the CVR Committee’s choosing and consider in good faith suggestions concerning the decisions and determinations with respect to any Company Litigation.

16

(d)            Neither the CVR Committee nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “CVR Committee Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the CVR Committee’s responsibilities hereunder, unless and only to the extent such action or failure to act constitutes bad faith, gross negligence, fraud or willful misconduct. Each of the Company, on behalf of itself and its Affiliates, and Parent, on behalf of itself and its Affiliates, hereby agrees that the CVR Committee Group shall not have any liability or obligations to the Company, Parent or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated hereby. Each of the Company and Purchaser, on behalf of itself and its Affiliates, and Parent, on behalf of itself and its Affiliates, hereby waives any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the CVR Committee and all members of the CVR Committee Group arising out of or in connection with the acceptance or administration of its or their duties hereunder. The Parent shall indemnify, defend and hold harmless the CVR Committee and all members of the CVR Committee Group from and against any and all losses, claims, damages, liabilities, fees, costs, reasonable and documented expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “CVR Committee Expenses”) arising out of or in connection with the acceptance or administration of its duties hereunder. Such CVR Committee Expenses are for the account of the Company and may be recovered promptly from either the Company, Purchaser or the Parent and will increase the Company Litigation Expenses; provided that, any CVR Committee Expenses in excess of $50,000 shall be accrued and paid promptly following the applicable CVR Payment Date. These immunities and rights to indemnification shall survive the resignation or removal of any or all members of the CVR Committee Group or any termination of this Agreement. The Holders acknowledge that the CVR Committee and CVR Committee Group shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. The powers, immunities and rights to indemnification granted to the CVR Committee and the CVR Committee Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVR Proceeds.

ARTICLE V
AMENDMENTS

Section 5.1             Amendments without Consent of Holders.

(a)            Without the consent of any Holders, the CVR Committee, Parent, Purchaser and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

17

(ii)           to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the CVR Committee, Parent, Purchaser and the Rights Agent will consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)           as may be necessary or appropriate to ensure that the Company, Parent or Purchaser complies with applicable Law;

(vi)          to evidence the succession of another Person as a successor Rights Agent or the CVR Committee and the assumption by any such successor of the covenants and obligations of the Rights Agent or the CVR Committee, as applicable, herein in accordance with Section 3.3 and Section 3.4; or

(vii)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)            Without the consent of any Holders, Parent and Purchaser, the Rights Agent, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.6(d).

(c)            Promptly after the execution by the CVR Committee, Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2             Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the CVR Committee, Parent, Purchaser and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

18

(b)            Promptly after the execution by Parent, Purchaser, the CVR Committee, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3             Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4             Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the CVR Committee shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the CVR Committee, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by Parent, Rights Agent and the CVR Committee.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION.

Section 6.1             Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person, or by overnight courier, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided that with respect to notices delivered to the CVR Committee, such notices must be delivered solely by email, as follows:

(a)	If to the Rights Agent, to it at:

[•]
Attention: [•]
Email: [•]

With a copy (which shall not constitute notice) to:

[•]
Attention: [•]
Email: [•]

19

If to a Holder or any or all Holders or the CVR Committee, to it at:

[•]
Attention: [•]
Email: [•]

With a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

1133 Melville St., Suite 3500

Vancouver, BC V6E 4E5

Attention: Joseph Garcia
Email: joseph.garcia@blakes.com

(b)	If to Parent or Purchaser, to Parent:

XenoTherapeutics, Inc.
923 Elm Street #72
Manchester, NH 03101
Attention: Jon Adkins
Email:         jon.adkins@xenofoundation.org

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2             Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3             Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in compliance with Section 4.6(a), or (iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses (i), (ii), or (iii), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 6.3 and clause (ii) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the CVR Committee), the due and punctual payment of the aggregate CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without the CVR Committee’s written consent, except to an Affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

20

Section 6.4             Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the CVR Committee, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary herein, the CVR Committee shall not commence any action under this Agreement on behalf of or to enforce the rights of the Holders except at the direction of and with the prior written consent of the Acting Holders. Except for the rights of the Rights Agent and the CVR Committee set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions. The CVR Committee and all Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and Purchaser and not against the Rights Agent.

Section 6.5             Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and the CVRs shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties irrevocably and unconditionally (a) submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

21

Section 6.6             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7             Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8             Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent or the CVR Committee), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders, or (c) the Expiration Date. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the CVR Committee Group with respect to the Holders pursuant to this Agreement or otherwise. Upon termination of this Agreement pursuant to this Section 6.8, all CVRs issued shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor.

Section 6.9             Entire Agreement. This Agreement and the BCA (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

22

Section 6.10            Confidentiality. The Rights Agent, CVR Committee and Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and any information required to be provided pursuant to this Agreement, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule (collectively “Confidential Information”) shall remain confidential, and shall not be voluntarily disclosed to any other Person (provided, however, that the Rights Agent, the CVR Committee or Parent may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors, employees and representatives to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable Law and, for the avoidance of doubt, the CVR Committee may disclose Confidential Information to the CVR Committee Group), except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by Law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). “Confidential Information” does not include information that is (a) already known to the other party or its Affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure to act of the other party in breach of this Section 6.10; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

Section 6.11             Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.12             Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities.

[Remainder of Page Left Blank Intentionally]

23

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XENOTHERAPEUTICS, INC.

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XENO ACQUISITION CORP.

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[RIGHTS AGENT]

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

[·], solely in [his/her] capacity as a member of the CVR Committee

By
Name
Title

[·], solely in [his/her] capacity as a member of the CVR Committee

By
Name
Title

[·], solely in [his/her] capacity as a member of the CVR Committee

By
Name
Title

[Signature Page to Contingent Value Rights Agreement]